Exhibit 10.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER BY AND AMONG

MERCURY COMPUTER SYSTEMS, INC.,

KING MERGER INC.,

KOR ELECTRONICS,

AND

THE SECURITYHOLDERS’ REPRESENTATIVE NAMED HEREIN

Dated as of December 22, 2011

Mercury Priprietary Information

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EXHIBITS

EXHIBIT

A	Form of Escrow Agreement
B	Agreement of Merger
C	Letter of Transmittal
D	Form of Option Cancellation Acknowledgement
E	Form of FIRPTA Certificate
F	Form of DLA Opinion
G-1	Form of Non-Competition Agreement (California)
G-2	Form of Non-Competition Agreement (Colorado)
H	Form of Principal Shareholders Agreement

ANNEXES

ANNEX

I	List of Principal Shareholders
II	Net Working Capital Calculation Schedule
III	Securityholders Subject to Non-Compete
IV	Directors and Officers of Surviving Corporation; Resignations

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Mercury Priprietary Information

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (as amended, modified or supplemented from time to time, this “Agreement”) is made and entered into as of December 22, 2011 by and among MERCURY COMPUTER SYSTEMS, INC., a Massachusetts corporation (“Parent”), King Merger Inc., a California corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), KOR ELECTRONICS, a California corporation (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the Securityholders’ Representative (as defined below).

RECITALS

WHEREAS, the Board of Directors of the Company (the “Company Board”) has determined that this Agreement and the transactions contemplated hereby, including the merger of Merger Sub with and into the Company (the “Merger”) in accordance with the California General Corporation Law (the “CGCL”), with the Company continuing as the surviving corporation in the Merger and a wholly-owned subsidiary of Parent, are advisable, fair to and in the best interests of the shareholders of the Company (the “Shareholders”), and has approved this Agreement and the transactions contemplated hereby, including the Merger, and recommended that the Shareholders adopt this Agreement and approve the Merger, all upon the terms and subject to the conditions set forth herein;

WHEREAS, concurrently with the execution of this Agreement, the holders of outstanding shares of capital stock of the Company listed on Annex I hereto (the “Principal Shareholders”), holding shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock” with such outstanding common shares being referred to herein as the “Common Shares”), and all of the issued and outstanding shares of Series F convertible preferred stock, par value $0.0001 per share, of the Company (the “Preferred Stock” and, together with the Common Shares, referred to herein as the “Shares”), in the aggregate representing more than 50% of the outstanding Common Stock, more than 50% of the outstanding Preferred Stock and more than 50% of the total voting power of the capital stock of the Company, have executed and delivered a written consent adopting this Agreement and approving the Merger upon the terms and subject to the terms set forth herein;

WHEREAS, the Boards of Directors of Parent and Merger Sub have each determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and in the best interests of their respective shareholders, and have approved this Agreement and the transactions contemplated hereby, including the Merger, and Parent, as the sole stockholder of Merger Sub, has adopted this Agreement and approved the Merger, all upon the terms and subject to the conditions set forth herein;

WHEREAS, by virtue of the Merger, all Shares will be converted into the right to receive cash, as described herein;

WHEREAS, in connection with the Merger, all of the issued and outstanding options to acquire Common Stock (the “Options”) will be terminated, with holders of Vested Options (defined herein) receiving a cash payment as provided herein; and

WHEREAS, contemporaneously with the Closing (as defined herein), Parent and Merger Sub shall enter into an Indemnity Escrow Agreement with Wells Fargo Bank, N.A., as escrow agent (the “Escrow Agent”), and the Securityholders’ Representative, as the representative of the Shareholders and the holders of the Vested Options (collectively, the “Securityholders”), substantially in the form of Exhibit A hereto (the “Escrow Agreement”).

AGREEMENT

NOW THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the parties to this Agreement hereby agree as follows:

ARTICLE I

DEFINITIONS; CERTAIN RULES OF CONSTRUCTION.

Section 1.01. Definitions.

(a) In addition to the other terms defined throughout this Agreement, the following terms shall have the following meanings when used in this Agreement:

“8(a) Business Development Concern” means a firm that the SBA has certified as eligible for participation in the 8(a) Business Development Program as described in 48 C.F.R. § 19.800 and 15 U.S.C. § 637(a).

“1933 Act” means the Securities Act of 1933, as amended.

“Accounting Principles” means GAAP as in effect on the Most Recent Balance Sheet Date applied on a basis consistent with the methodology used to prepare the Net Working Capital Calculation Schedule.

“Action” means any claim, controversy, action, cause of action, suit, litigation, arbitration, investigation, opposition, interference, audit, assessment, hearing, complaint, demand or other legal proceeding (whether sounding in contract, tort or otherwise, whether civil or criminal and whether brought at law or in equity) that is commenced, brought, conducted, tried or heard by or before, or otherwise involving, any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such specified Person. For purposes of the foregoing, (a) a Person shall be deemed to control a specified Person if such Person (or a Family Member of such Person) possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such specified Person or (b) if such other Person is at such time a direct or indirect beneficial holder of at least 10% of any class of the Equity Interests of such specified Person.

“Ancillary Agreements” means the Escrow Agreement, the Option Cancellation Acknowledgements, the Letter of Transmittal, the Non-Competition Agreements, the Principal Shareholder Agreements and each of the other agreements, certificates, instruments and documents to be executed and delivered by the parties in connection with the Contemplated Transactions.

“Appraisal Costs” means any costs incurred by the Company before or after the Effective Time in connection with any Dissenting Shares pursuant to Section 3.07 (Dissenting Shares), including payments required to be made to holders of Dissenting Shares and legal fees, but only to the extent that (i) such payments exceed the Merger Consideration that would otherwise have been payable to such holders in the Merger had their Shares not been Dissenting Shares and (ii) such fees and expenses are not paid by the Company prior to the Effective Time.

“Business” means the businesses conducted by the Company and its Subsidiaries as of the date hereof.

“Business Day” means any day other than a Saturday or a Sunday or a weekday on which banks in Boston, Massachusetts are authorized or required to be closed.

“Change of Control Payment” means (a) any bonus, severance or other payment or other form of Compensation that is created, accelerated, accrues or becomes payable by the Company to any present or former director, stockholder, employee or consultant thereof, including pursuant to any employment agreement, benefit plan or any other Contractual Obligation, including any Taxes payable on or triggered by any such payment (other than payments in respect of the Shares and Options under or as described in Article III of this Agreement, including payments in respect of Vested Options that have been accelerated in connection with the Contemplated Transactions in accordance with Section 3.04), to the extent the Company or any Subsidiary is responsible for the payment or reimbursement of any such Taxes and (b) without duplication of any other amounts included within the definition of Company Transaction Expenses, any other payment, expense or fee that accrues or becomes payable by the Company to any Governmental Authority or other Person under any Legal Requirement or Contractual Obligation, including in connection with the making of any filings, the giving of any notices or the obtaining of any consents, authorizations or approvals, in the case of each of (a) and (b), as a result of, or in connection with, the execution and delivery of this Agreement or any Ancillary Agreement or the consummation of the Contemplated Transactions.

“Classified Government Contract” means any Government Contract where any portion of the agreement or performance of the agreement is classified pursuant to Executive Order 13292.

“Closing Cash Amount” means the amount of cash and cash equivalents held by the Company and the Company’s Subsidiaries, net of outstanding checks, as of the close of business on the day immediately preceding the Closing Date.

“Closing Date” means the date on which the Closing actually occurs.

“Closing Debt Amount” means the amount of Debt of the Company as of the Closing Date immediately prior to the Closing.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Disclosure Schedule” means the separate set of schedules relating to this Agreement and prepared by the Company and delivered by the Company to Parent immediately prior to the execution and delivery of this Agreement.

“Company Intellectual Property Rights” means all Licensed Intellectual Property Rights and Owned Intellectual Property Rights.

“Company’s Knowledge,” “Knowledge of the Company” and similar formulations mean that one or more of Kevin Carnino, Thomas O’Hara, Wayne Girard, Brett Keating, Peter Reese, Theodore Batch, Richard Halvas and Matthew Hughes (a) has actual knowledge of the fact or other matter at issue or (b) should have had actual knowledge of such fact or other matter assuming the diligent exercise of such individual’s duties as an officer or employee of the Company or a Subsidiary of the Company and after reasonable inquiry of all employees of the Company/or such Subsidiary reasonably expected to have actual knowledge of such fact or matter.

“Company Products” means any products being sold, manufactured or developed, and any services being provided, by the Company and its Subsidiaries in connection with and/or related to the Business as currently conducted.

“Company Transaction Expenses” means all costs, fees and expenses incurred in connection with or in anticipation of the negotiation, execution and delivery of this Agreement and the Ancillary Agreements or the consummation of the Contemplated Transactions to the extent such costs, fees and expenses are payable or reimbursable by the Company, including, (i) all fees and expenses of Pagemill Partners and all other brokerage fees, commissions, finders’ fees or financial advisory fees, (ii) the fees and expenses of DLA Piper LLP (US) and Mayer Hoffman McCann P.C. and all other fees and expenses of legal counsel, accountants, consultants and other experts and advisors so incurred, (iii) all Change of Control Payments, (iv) the cost of any D&O coverage obtained pursuant to Section 6.09; (v) all Appraisal Costs, (vi) without duplication of any Appraisal Costs, to the extent not covered by the insurance referred to in Section 6.09(b), all other costs and expenses incurred by the Company or any Subsidiary in connection with any claim asserted by any Securityholders in connection with the Contemplated Transactions (other than a claim for payment of amounts due under Article III or the Escrow Agreement) and (vii) all costs and expenses of the Securityholders’ Representative not funded by the SR Escrow Amount. Company Transaction Expenses will not include the fees of the Escrow Agent pursuant to the Escrow Agreement or the Paying Agent pursuant to the Paying Agent Agreement.

“Compensation” means, with respect to any Person, all salaries, compensation, remuneration, bonuses or benefits of any kind or character whatsoever (including issuances or grants of Equity Interests), made directly or indirectly by the Company or any of its Subsidiaries to or for the benefit of such Person or any Family Member of such Person.

“Contemplated Transactions” means the transactions contemplated by this Agreement, including (a) the Merger, (b) the cancellation of the Options and the making of the Option Payments, (c) the execution, delivery and performance of the Ancillary Agreements, and (d) the payment of fees and expenses relating to such transactions.

“Contractual Obligation” means, with respect to any Person, any contract, agreement, deed, mortgage, lease, sublease, license, sublicense or other commitment, promise, undertaking, obligation, arrangement, instrument or understanding, whether written or oral, to which or by which such Person is a party or otherwise subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

“Debt” means, with respect to any Person, and without duplication, all Liabilities of such Person (a) for borrowed money (including amounts outstanding under overdraft facilities, and all principal, accrued interest, penalties, fees and premiums), (b) evidenced by notes, bonds, debentures or other similar Contractual Obligations, (c) in respect of “earn-out” obligations and other obligations for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the Ordinary Course of Business), (d) for the capitalized liability under all capital leases of such Person (determined in accordance with GAAP), (e) in respect of letters of credit and bankers’ acceptances, (f) for Contractual Obligations relating to interest rate protection, swap agreements and collar agreements, in each case, to the extent payable if such Contractual Obligation is terminated at the Closing, and (g) in the nature of Guarantees of the obligations described in clauses (a) through (f) above of any other Person.

“Deferred Merger Consideration” means any additional consideration payable with respect to the Shares and Vested Options pursuant to Section 3.05 (Working Capital Adjustment) or pursuant to the Escrow Agreement.

“Distribution” means a declaration, setting aside or payment by the Company or any of its Subsidiaries of any dividend or other distribution (whether in cash, equity or property) on or with respect to, or redemption, purchase or other acquisition by the Company or any of its Subsidiaries of, any Equity Interest of the Company or any Subsidiaries.

“Employee Plan” means any plan, program, policy, arrangement or Contractual Obligation, whether formal or informal, whether or not reduced to writing, and whether covering a single individual or a group of individuals, that is (a) a welfare plan within the meaning of Section 3(1) of ERISA, (b) a pension benefit plan within the meaning of Section 3(2) of ERISA, (c) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or similar equity-based plan or (d) any other deferred-compensation, retirement, severance, welfare-benefit, reimbursement, bonus, profit-sharing, incentive or fringe-benefit plan, program or arrangement.

“Encumbrance” means any charge, claim, community or other marital property interest, equitable or ownership interest, lien, license, option, pledge, security interest, mortgage, deed of trust, right of way, easement, encroachment, servitude, right of first offer or first refusal, buy/sell agreement and any other restriction or covenant with respect to, or condition governing the use, construction, voting (in the case of any security or Equity Interest), transfer, receipt of income or exercise of any other attribute of ownership (other than, in the case of a security, any restriction on the transfer of such security arising solely under federal and state securities laws). “Encumbered” has a meaning correlative with the foregoing,

“Enforceable” means, with respect to any Contractual Obligation stated to be Enforceable by or against any Person, that such Contractual Obligation is a legal, valid and binding obligation of such Person enforceable by or against such Person in accordance with its terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

“Environmental Laws” means any Legal Requirement relating to (a) releases or threatened releases of Hazardous Substances, (b) pollution or protection of public health or the environment or worker safety or health or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

“Equity Interest” means, with respect to any Person, (a) any capital stock, partnership or membership interest, unit of participation or other similar interest (however designated) in such Person and (b) any option, warrant, purchase right, conversion right, exchange right or other Contractual Obligation which would entitle any other Person to acquire any such interest in such Person or otherwise entitle any other Person to share in the equity, profits, earnings, losses or gains of such Person (including stock appreciation, phantom stock, profit participation or other similar rights).

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974.

“Escrow Amount” means $10,500,000.

“Facilities” means any buildings, plants, improvements or structures located on the Real Property.

“Family Member” means, with respect to any individual, (a) such Person’s spouse, (b) each parent, brother, sister or child of such Person or such Person’s spouse, (c) the spouse of any Person described in clause (b) above, (d) each child of any Person described in clauses (a), (b) or (c) above, (e) each trust created for the benefit of one or more of the Persons described in clauses (a) through (d) above and (f) each custodian or guardian of any property of one or more of the Persons described in clauses (a) through (e) above in his or her capacity as such custodian or guardian.

“Fully-Diluted Common Share Number” means the total number of issued and outstanding shares of Common Stock immediately prior to the Effective Time calculated on a fully-diluted basis assuming the exercise in full of all Vested Options that are outstanding at such time, but without giving effect to any potential conversion of the Preferred Stock.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Government Contract” means any Contractual Obligation between the Company or any of its Subsidiaries in its capacity as a prime contractor and any United States Government department or agency or an agency of a foreign sovereign. A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract, but shall be part of the Government Contract to which it relates.

“Government Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, decision, verdict, determination or award made, issued or entered by or with any Governmental Authority.

“Government Subcontract” means any Contractual Obligation between the Company or any of its Subsidiaries and any prime contractor or upper-tier subcontractor relating to a Contractual Obligation between such Person and any United States Government department or agency or an agency of a foreign sovereign, and any subcontract under a Government Contract awarded by the Company or any of its Subsidiaries to another party in each case including any task orders or delivery orders issued under such Contractual Obligation or subcontract.

“Governmental Authority” means any United States federal, state, local, municipal or any foreign government, or political subdivision thereof, regulatory, self-regulatory, or any multinational organization or authority, or any other authority, agency, bureau, board, court, department, tribunal, instrumentality or commission thereof entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal, or any arbitrator or arbitral body.

“Guarantee” means, with respect to any Person, (a) any guarantee of the payment or performance of, or any contingent obligation in respect of, any Debt or other Liability of any other Person, (b) any other arrangement whereby credit is extended to any obligor (other than such Person) on the basis of any promise or undertaking of such Person (i) to pay the Debt or other Liability of such obligor, (ii) to purchase any obligation owed by such obligor, (iii) to purchase or lease assets under circumstances that are designed to enable such obligor to discharge one or more of its obligations or (iv) to maintain the capital, working capital, solvency or general financial condition of such obligor and (c) any liability as a general partner of a partnership or as a venturer in a joint venture in respect of Debt or other Liabilities of such partnership or venture.

“Hazardous Substance” means any pollutant, petroleum, or any fraction thereof, contaminant or toxic or hazardous material (including toxic mold), substance or waste.

“HUBZone Small Business Concern” means a Small Business Concern that appears on the List of Qualified HUBZone Small Business Concerns maintained by the Small Business Administration (13 CFR § 126.103).

“Indemnified Person” means, with respect to any Indemnity Claim, each Parent Indemnified Person or Securityholder Indemnified Person asserting the Indemnity Claim (or on whose behalf the Indemnity Claim is asserted) under Section 9.01 or 9.02, as the case may be (it being understood that, as contemplated by Section 9.04 or Article X, the Securityholders’ Representative will be the sole and exclusive agent, representative and attorney-in-fact for each of the Securityholders for all purposes of asserting Indemnity Claims, receiving and giving notices and service of process in respect thereof, making filings with any court or other Governmental Authority in respect thereof and controlling and otherwise making all decisions in connection with each Indemnity Claim brought on behalf of any Securityholder Indemnified Person under Section 9.02, and the term “Indemnified Person” shall mean the Securityholders’ Representative to the extent that it is acting in such capacity on behalf of any Securityholder).

“Indemnifying Party” means, with respect to any Indemnity Claim, the party or parties against whom such Indemnity Claim may be or has been asserted (it being understood that, without in any way limiting the Securityholders’ payment and other obligations under any Contractual Obligation or Governmental Order arising out of, relating to, or resulting from any Indemnity Claim, as contemplated by Section 9.04 or Article X, the Securityholders’ Representative will be the sole and exclusive agent, representative and attorney-in-fact for each of the Securityholders for all purposes of responding to and defending Indemnity Claims, receiving and giving notices and service of process in respect thereof, making filings with any court or other Governmental Authority in respect thereof, controlling and otherwise making all decisions on behalf of each of the Securityholders in connection with each Indemnity Claim brought against any of the Securityholders under Section 9.01 or Article X, and the term “Indemnifying Party” shall mean the Securityholders’ Representative when it is acting in such capacity on behalf of any or all of the Securityholders.

“Indemnity Claim” means a claim for indemnity under Section 9.01 or 9.02 or Article X, as the case may be.

“Intellectual Property Rights” means any and all statutory and/or common rights of every kind and nature, throughout the world, in, arising out of, or associated with:

(b) patents, utility models and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof and patentable inventions;

(c) copyrights, works of authorship, including computer programs, source code and executable code, whether embodied in software, firmware, documentation, designs, files, records, schematics, layouts or data, and mask works, rights of privacy and publicity, moral rights, database rights provided by law, and all other proprietary rights;

(d) trademarks, trade names, service marks, service names, brands, trade dress and logos, and the goodwill associated therewith;

(e) domain names, web addresses and uniform resource locators (URLs);

(f) confidential information, trade secrets, and, to the extent confidential discoveries, innovations, know-how, proprietary information (including ideas, research and development, formulas, algorithms, compositions, processes and techniques, data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, graphics, illustrations, artwork, documentation, and manuals), including improvements, modifications, works in process, derivatives, or changes, to any of the foregoing;

(g) any other intellectual property or similar corresponding or equivalent rights to any of the foregoing anywhere in the world; and

(h) any and all registrations and applications relating to any of the foregoing.

“Key Employees” means each of the persons listed in Annex III hereto.

“Legal Requirement” means any United States federal, state or local or any foreign law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any Government Order, or any Permit granted under any of the foregoing, or any similar provision having the force or effect of law.

“Liability” means, with respect to any Person, any liability or obligation of such Person whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether directly incurred or consequential, whether due or to become due and whether or not required under GAAP to be accrued on the financial statements of such Person.

“Licensed Intellectual Property Rights” means Intellectual Property Rights licensed to the Company or any of its Subsidiaries that are used in and/or necessary for the conduct of the Business as currently conducted.

“Material Adverse Effect” means a material adverse effect on the business, assets, properties, financial condition, or results of operations or prospects of the Company; provided, however, that in no event shall any change resulting from changes in general business, financial, political, capital market or economic conditions (including any change resulting from any hostilities, war or military or terrorist attack) be taken into account in the determination of whether a Material Adverse Effect has occurred, except to the extent such change adversely affects the Company more than other companies in its industry.

“Merger Consideration” means the Per Common Share Initial Merger Consideration or Per Preferred Share Initial Merger Consideration, as applicable plus any Deferred Merger Consideration.

“Net Working Capital” means the remainder of (a) the current assets of the Company reflected in the line items included in the Net Working Capital Calculation Schedule, but excluding cash and cash equivalents, minus (b) the current liabilities of the Company reflected in the line items included in the Net Working Capital Calculation Schedule, in each case, calculated as of the close of business on the day immediately preceding the Closing Date in accordance with the Accounting Principles; provided, that Net Working Capital shall not take into account any amounts in respect of Tax assets or Tax liabilities, the current portions of any amounts reflected in the Closing Debt Amount or any accrued liabilities that constitute Company Transaction Expenses.

“Net Working Capital Adjustment Amount” means the difference between (a) the amount of the Net Working Capital as finally determined pursuant to Section 3.05 and (b) the Net Working Capital Target.

“Net Working Capital Calculation Schedule” means the calculation of Net Working Capital attached as Annex II hereto.

“Net Working Capital Target” means $5,314,000.

“Option Payments” means the amount to be paid to any holder of Vested Options pursuant to Section 3.04 and the Escrow Agreement.

“Ordinary Course of Business” means an action taken by any Person in the ordinary course of such Person’s business that is consistent with the past customs and practices of such Person (including past practice with respect to quantity, amount, magnitude and frequency, standard employment and payroll policies and past practice with respect to management of working capital and the making of capital expenditures) and that is taken in the ordinary course of the normal day-to-day operations of such Person.

“Organizational Conflict of Interest” means that because of other activities or relationships with other Persons, a Person is unable or potentially unable to render impartial assistance or advice to the Government, or the person’s objectivity in performing the contract work is or might be otherwise impaired, or a person has an unfair competitive advantage as further defined in FAR subpart 9.5.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation or organization and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all by-laws, voting agreements and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Owned Intellectual Property Rights” means Intellectual Property Rights owned by the Company or any of its Subsidiaries that are used in or necessary for the conduct of the Business as currently conducted.

“Parent Disclosure Schedule” means the separate set of schedules relating to this Agreement and prepared and delivered by Parent to the Company and the Securityholders’ Representative immediately prior to the execution and delivery of this Agreement.

“Paying Agent Agreement” means the written agreement between the Company and the Paying Agent regarding the Paying Agent’s services.

“Per Common Share Initial Merger Consideration” means the quotient obtained by dividing (a) the sum of the Total Common/Option Merger Consideration plus the aggregate exercise price of all Vested Options less $8,621,428.57 by (b) the Fully-Diluted Common Share Number.

“Per Option Gross Merger Consideration” means the quotient obtained by dividing (a) the Total Common/Option Merger Consideration by (b) the Fully-Diluted Common Share Number.

“Per Preferred Share Initial Merger Consideration” means an amount equal to (i) the Total Preferred Merger Consideration less $2,028,571.43 divided by (ii) the total number of shares of Preferred Stock outstanding immediately prior to the Effective Time.

“Permits” means, with respect to any Person, any license, franchise, permit, consent, approval, right, privilege, certificate or other similar authorization issued by, or otherwise granted by, any Governmental Authority to which or by which such Person is subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

“Permitted Encumbrance” means (a) statutory liens for current Taxes not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with the Accounting Principles, (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the Ordinary Course of Business the existence of which would not constitute an event of default under, or breach of, a Real Property Lease and the Liabilities of the Company in respect of which are not overdue or otherwise in default, and (c) liens to secure landlords, lessors or renters under leases or rental agreements (to the extent the Company or the applicable Subsidiary is not in default under such lease or rental agreement).

“Person” means any individual or any corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, Governmental Authority or other entity of any kind.

“Pre-Closing Tax Period” means taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any Taxable period that includes (but does not end on) the Closing Date.

“Pro Rata Common/Option Payment Percentage” means, as to any holder of Common Shares or Vested Options, a fraction (expressed as a percentage) (i) the numerator of which is the total number of Common Shares held by such holder plus the total number of Common Shares subject to Vested Options held by such holder, immediately prior to the Effective Time, and (ii) the denominator of which is the Fully Diluted Common Share Number.

“Pro Rata Escrow Percentage” means:

(i) with respect to any former holder of Preferred Stock, a fraction (expressed as a percentage) equal to (A) times (B), where (A) equals 2/10.5 and (B) equals a fraction, (x) the numerator of which is the total amount of Total Preferred Merger Consideration paid to such Securityholder as a holder of Preferred Stock pursuant to Section 3.03 and (y) the denominator of which is the Total Preferred Merger Consideration paid to all holders of Preferred Stock pursuant to Section 3.03; and

(ii) with respect to any former holder of Common Stock or Vested Options, a fraction (expressed as a percentage) equal to (A) times (B), where (A) equals 8.5/10.5 and (B) equals a fraction, (x) the numerator of which is the total amount of Total Common/Option Merger Consideration paid to such Securityholder as a holder of Common Stock and the total Option Payments paid to such Securityholder as a holder of Vested Options, pursuant to Sections 3.03 and 3.04 and (y) the denominator of which is the total payments to holders of Common Stock and Vested Options pursuant to Sections 3.03 and 3.04.

“Pro Rata Proceeds Percentage” means, with respect to any Securityholder, a fraction (expressed as a percentage) (i) the numerator of which is the total amount of Total Preferred Merger Consideration paid to such Securityholder as a holder of Preferred Stock, the Total Common/Option Merger Consideration paid to such Securityholder as a holder of Common Stock and the total Option Payments paid to such Securityholder as a holder of Vested Options, pursuant to Sections 3.03 and 3.04 and (ii) the denominator of which is the total payments to Securityholders paid pursuant to Sections 3.03 and 3.04

“Publicly Available Software” means each of: (a) any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g. Linux) or similar licensing or distribution models;

and (b) any software that requires as a condition of use, modification and/or distribution of such software that such software or other software incorporated into, derived from or distributed with such software (i) be disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works, or (iii) be redistributable at no charge.

“Representative” means, with respect to any Person, any director, officer, employee, agent, manager, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Return Arbiter” means an independent accounting firm mutually acceptable to Parent and the Securityholders’ Representative which is engaged to resolve a dispute related to a Tax Return for a Pre-Closing Tax Period.

“Small Business Concern” means a concern, including its Affiliates, that is independently owned and operated, not dominant in the field of operation in which it is bidding on Government Contracts, and qualified as a small business under the criteria and size standards in 13 CFR part 121 (See, FAR section 19.102 and 15 U.S.C. § 632).

“SR Escrow Amount” equals $150,000.

“Straddle Period” means any taxable period that includes, but does not end, on the Closing Date.

“Subsidiary” means, with respect to any specified Person, any other Person of which such specified Person, directly or indirectly through one or more Subsidiaries, (a) owns at least 50% of the outstanding Equity Interests entitled to vote generally in the election of the Board of Directors or similar governing body of such other Person, or (b) has the power to generally direct the business and policies of that other Person, whether by contract or as a general partner, managing member, manager, joint venturer, agent or otherwise.

“Tax” or “Taxes” means any and all federal, state, local, or foreign taxes, charges, fees, levies or other assessments, including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, escheat, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Total Common/Option Merger Consideration” means the Total Merger Consideration less the Total Preferred Merger Consideration.

“Total Preferred Merger Consideration” means an amount equal to $6.9371 multiplied by the number of shares of Preferred Stock outstanding immediately prior to the Effective Time.

“Treasury Regulations” means the regulations promulgated under the Code.

“Vested Options” means any Options that, at the Effective Time and after giving effect to any acceleration of vesting made by the Company Board, are presently exercisable for shares of Common Stock.

“Veteran-Owned Small Business Concern” means a small business concern— (1) not less than 51% of which is owned by one or more veterans (as defined at 38 U.S.C. § 101(2)) or, in the case of any publicly owned business, not less than 51% of the stock of which is owned by one or more veterans; and (2) the management and daily business operations of which are controlled by one or more veterans.

(j) In addition to the defined terms in paragraph (a) above, the following terms are defined elsewhere in this Agreement:

Term	Section
Accounting Firm	Section 3.05(e)
Agreement	Preamble
Assets	Section 4.09(a)
Audited Financials	Section 4.06(a)(i)
Audits	Section 4.17(b)(iv)
Certificates	Section 3.03(c)
CGCL	Recitals
Closing	Section 2.02(a)
Common Stock	Recitals
Company	Preamble
Company Board	Recitals
Company Plan	Section 4.14(a)
Company Registrations	Section 4.11(c)
Company Stock Plans	Section 3.04(a)
Continuing Employee	Section 6.08(a)
Current Liability Policies	Section 4.22
Dissenting Shares	Section 3.07(a)
DoD	Section 4.17(b)(ix)
Effective Time	Section 2.02(b)
Eligible Holder	Section 3.01(a)
ERISA Affiliate	Section 4.14(a)
Escrow Agent	Recitals
Escrow Agreement	Recitals
Estimated Closing Balance Sheet	Section 3.05(a)
Estimated Closing Statement	Section 3.05(a)
Estimated Closing Date Merger Consideration	Section 3.05(b)

Term	Section
Exchange Fund	Section 3.03(b)
FAR	Section 4.17(b)(ix)
Final Closing Balance Sheet	Section 3.05(e)
Final Closing Statement	Section 3.05(e)
Financials	Section 4.06(a)(ii)
Inbound IP Contracts	Section 4.11(d)
Indemnified Parties	Section 6.09(a)
IP Contracts	Section 4.11(d)
Internal Revenue Service	Section 4.14(a)
Leased Real Property	Section 4.10(a)
Letter of Transmittal	Section 3.03(c)
Liability Policies	Section 4.22
Losses	Section 9.01(a)
Material Company Contract	Section 4.16(b)
Merger	Recitals
Merger Sub Common Stock	Section 5.06
Most Recent Balance Sheet	Section 4.06(a)(ii)
Most Recent Balance Sheet Date	Section 4.06(a)(ii)
Non-Competition Agreements	Section 7.13
Option Cancellation Acknowledgement	Section 3.04(a)
Options	Recitals
Outbound IP Contracts	Section 4.11(d)
Outside Date	Section 4.10(a)
Parent Indemnified Person	Section 9.01(a)
Paying Agent	Section 3.03(a)
PDI	Section 4.01(b)
Preferred Stock	Recitals
Principal Shareholders	Recitals
Principal Shareholders Agreements	Section 7.14
Proposed Final Closing Balance Sheet	Section 3.05(c)
Proposed Final Closing Statement	Section 3.05(c)
Real Property	Section 4.10(a)
Real Property Leases	Section 4.10(a)
SBA	Section 4.17(b)(vi)
Scheduled Intellectual Property Rights	Section 4.11(c)
Security Clearance Holder	Section 4.17(g)
Securityholder	Recitals
Securityholder Indemnified Person	Section 9.02(a)
Securityholders’ Representative	Section 12.04(a)
Severance Plan	Section 6.08(f)
Shareholder	Recitals
Shareholder Approval	Section 10.10
Shareholder Approval Rules	Section 10.10
Shareholder Documents	Section 3.03(c)
Shares	Recitals

Term	Section
Specified Indemnity Matters	Section 9.01(a)(iv)
Straddle Period	Section 10.01
Surviving Corporation	Section 2.01
Tax Contest Claims	Section 10.09(a)
Tax Claims	Section 9.04(a)
Third Party Claim	Section 9.04(a)
Total Merger Consideration	Section 3.02
Working Capital Dispute Notice	Section 3.05(d)

Section 1.02. Certain Matters of Construction.

(a) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(b) Section and subsection headings are not to be considered part of this Agreement, are included solely for convenience, are not intended to be full or accurate descriptions of the content of the Sections or subsections of this Agreement and shall not affect the construction hereof.

(c) Except as otherwise explicitly specified to the contrary herein, (i) the words “hereof,” “herein,” “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular Section or subsection of this Agreement and reference to a particular Section of this Agreement shall include all subsections thereof, (ii) references to a Section, Exhibit or Annex means a Section of, or Exhibit or Annex to this Agreement, unless another agreement is specified, (iii) definitions shall be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender shall include each other gender, (iv) the word “including” means including without limitation, (v) any reference to “$” or “dollars” means United States dollars and (vi) references to a particular statute or regulation include all rules and regulations thereunder and any successor statute, rule or regulation, in each case as amended or otherwise modified from time to time.

(d) Neither the listing nor description of any item, matter or document in either the Company Disclosure Schedule or the Parent Disclosure Schedule nor the furnishing or availability for review of any document will be construed to modify, qualify or disclose an exception to any representation or warranty of any party made herein or in connection herewith, except to the extent that such representation or warranty specifically refers to either the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, and such modification, qualification or exception is clearly described in such Schedule.

(e) The parties intend that each representation, warranty and covenant contained herein will have independent significance. If any party has breached or violated, or if there is an inaccuracy in, any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached or violated, or in respect of which there is not an inaccuracy, will not detract from or mitigate the fact that the party has breached or violated, or there is an inaccuracy in, the first representation, warranty or covenant.

(f) Unless the context clearly requires otherwise, when used herein “or” shall not be exclusive (i.e., “or” shall mean “and/or”).

(g) Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

(h) Where this Agreement states that the Company has “made available” any document to the Parent, that means the document has been posted to the Company’s data room as of 7:00 a.m. E.S.T. on December 22, 2011.

(i) In the event any inconsistency between this Agreement and the agreement of merger to be filed with the Secretary of the State of California pursuant to Section 2.02(b), the terms of this Agreement shall control.

ARTICLE II

THE MERGER.

Section 2.01. The Merger. Upon the terms and subject to the satisfaction or waiver, if permissible, of the conditions set forth in Article VII and VIII hereof, and in accordance with the CGCL, at the Effective Time, (a) Merger Sub shall be merged with and into the Company, (b) the separate corporate existence of Merger Sub shall cease and (c) the Company shall, as the surviving corporation in the Merger, continue its existence under the CGCL as a wholly-owned subsidiary of Parent. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

Section 2.02. Closing; Effective Time.

(a) The closing of the transactions contemplated by this Agreement (the “Closing”) shall be held at the offices of Bingham McCutchen LLP, One Federal Street, Boston MA 02110, or at such other location as Parent and the Company may agree, at 11:00 a.m., Boston, Massachusetts time, on December 27, 2011 or if the conditions set forth in Article VII and VIII are not satisfied or waived, if permissible, on such date, on the next Business Day following the satisfaction or waiver of such conditions, if permissible (other than in each case conditions which by their nature are to be satisfied or waived at the Closing and are expected to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver of such conditions) (such date, the “Closing Date”), unless another date and time is agreed to in writing by Parent and the Company.

(b) On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing an agreement of merger, in substantially the form attached hereto as Exhibit B, together with the related officers’ certificates required by Section 1103 of the CGCL, with the Secretary of State of the State of California in such form as required by, and executed in accordance with, the relevant provisions of the CGCL (the date and time of such filing, or such later date and time as may be specified in such filing by mutual agreement of Parent, Merger Sub and the Company, the “Effective Time”).

Section 2.03. Articles of Incorporation and Bylaws of the Surviving Corporation. As of the Effective Time, (i) the articles of incorporation of the Company shall be amended and restated in their entirety to read as the articles of incorporation of Merger Sub as in effect immediately prior to the Effective Time; provided, however, that Article I of the Articles of Incorporation of the Surviving Corporation shall be amended to read as follows: “The name of this corporation is KOR Electronics” and such amended and restated articles of incorporation shall be the articles of incorporation of the Surviving Corporation until thereafter changed or amended in accordance with the provisions thereof and applicable Legal Requirements and (ii) the bylaws of the Company shall be the bylaws of the Surviving Corporation until thereafter changed or amended in accordance with the provisions thereof and applicable Legal Requirements.

Section 2.04. Directors and Officers of the Surviving Corporation. Subject to applicable Legal Requirements, as of the Effective Time, (i) the persons named on Annex IV hereto shall be the directors of the Surviving Corporation until their respective successors are duly elected and qualified or their earlier death, resignation or removal and (ii) the officers of the Company shall be the officers of the Surviving Corporation until their respective successors are duly appointed and qualified, or their earlier death, resignation or removal.

Section 2.05. Effects of the Merger. As of the Effective Time, the Merger shall have the effects set forth in the CGCL. Without limiting the generality of the foregoing, from and after the Effective Time, all the property, rights, privileges and powers of the Company and Merger Sub shall vest in the Surviving Corporation, and all claims, obligations, liabilities, debts and duties of the Company and Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

ARTICLE III

MERGER CONSIDERATION; CONVERSION OF SHARES.

Section 3.01. Conversion of Stock.

(a) At the Effective Time, each Share (other than Shares held by the Company and any Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof (any such holder, an “Eligible Holder”), be converted into and thereafter evidence the right to receive the Per Common Share Initial Merger Consideration or Per Preferred Share Initial Merger Consideration, in cash, without interest, together with any additional portion of the Deferred Merger Consideration that becomes payable with respect to the Common Stock or Preferred Stock, as applicable, pursuant to this Agreement or the Escrow Agreement. Each Share issued and outstanding immediately prior to the Effective Time, when converted in accordance with this Section 3.01(a), shall no longer be outstanding, shall automatically be canceled and shall cease to exist.

(b) After the Effective Time, each Eligible Holder who holds certificates formerly representing Shares shall have no rights with respect to the Surviving Corporation in such Eligible Holder’s capacity as a Shareholder, except the right to receive, without interest, the Per Common Share Initial Merger Consideration or Per Preferred Share Initial Merger Consideration, in cash, without interest, upon delivery of the Shareholder Documents, together with any Deferred Merger Consideration in respect of each such Share that becomes payable pursuant to this Agreement or the Escrow Agreement.

(c) At the Effective Time, each share of common stock, with no stated par value, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Parent, be converted into and thereafter evidence one share of common stock, with no stated par value, of the Surviving Corporation.

(d) At the Effective Time, each Share held by the Company as a treasury share immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no payment shall be made with respect thereto.

(e) At and after the Effective Time, there shall be no transfers on the share transfer books of the Company of any shares of capital stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates representing Shares are presented to the Surviving Corporation, they shall be canceled and exchanged as provided in this Section 3.01 and Section 3.03.

Section 3.02. Total Merger Consideration. The aggregate consideration payable with respect to the Shares (other than Dissenting Shares) and the cancellation of all other Equity Interests in the Company at Closing will be equal to an amount in cash (such aggregate consideration, the “Total Merger Consideration”) calculated as follows:

(a) $70,000,000 U.S. dollars;

(b) less the Closing Debt Amount;

(c) less the amount of any Company Transaction Expenses not otherwise paid prior to the Closing Date and prior to the calculation of Net Working Capital;

(d) plus the Closing Cash Amount;

(e) plus the Net Working Capital Adjustment Amount (if Net Working Capital is greater than the Net Working Capital Target);

or

less the Net Working Capital Adjustment Amount (if Net Working Capital is less than the Net Working Capital Target).

The Total Merger Consideration shall be subject to adjustment in accordance with Section 3.05 and Article IX.

Section 3.03. Surrender of Certificates.

(a) Paying Agent. Wells Fargo Bank, N.A., or such other institution selected by Parent with the reasonable consent of the Company, shall act as payment agent (the “Paying Agent”) in the Merger.

(b) Parent to Provide Cash. Promptly (and in any event within two (2) Business Days) after the Effective Time, Parent shall deliver to the Paying Agent for payment in accordance with this Section 3.03 cash in an amount sufficient to permit payment of the aggregate Estimated Closing Date Merger Consideration, calculated pursuant to Section 3.05(b) (the “Exchange Fund”). At the Closing, Parent shall deposit the Escrow Amount and the SR Escrow Amount with the Escrow Agent pursuant to the Escrow Agreement.

(c) Exchange Procedures. Promptly after the Effective Time, Parent shall cause to be mailed to each holder of record of a certificate or certificates (the “Certificates”) that immediately prior to the Effective Time represented outstanding Shares, whose Shares were converted into the right to receive the Merger Consideration: (i) a letter of transmittal in the form attached hereto as Exhibit C (the “Letter of Transmittal”); (ii) such other customary documents as may be required pursuant to the Letter of Transmittal; (iii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such Letter of Transmittal and such other documents, duly completed and validly executed in accordance with the instructions thereto (collectively, the “Shareholder Documents”); and (iv) in the case of the Principal Shareholders, execution and delivery of a Principal Shareholders Agreement (in the event not delivered at the Closing and the Parent elects to waive the conditions set forth in Section 7.14), the holder of such Certificate shall be entitled to receive in exchange therefor the Estimated Closing Date Merger Consideration determined in accordance with Section 3.05(b), and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that prior to the Effective Time represented Shares will be deemed from and after the Effective Time, for all corporate purposes other than the payment of dividends. to evidence the right to receive the Merger Consideration.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the Shareholders six (6) months after the Effective Time shall be delivered to Parent, upon demand, and any former Shareholders who have not previously complied with this Section 3.03 shall thereafter look only to Parent for payment of their claim for the Merger Consideration.

Section 3.04. Treatment of Options.

(a) Options. A listing of each of the Company’s stock option plans, programs and arrangements (collectively, the “Company Stock Plans”) and all outstanding Options is set forth in Section 3.04(a) of the Company Disclosure Schedule. Section 3.04(a) of the Company Disclosure Schedule also sets forth with respect to each Option the name of the Company Stock Plan under which such Option was issued, the holder thereof, the number of shares subject thereto, the exercise price thereof and the dates of scheduled vesting thereof and describes any terms thereof that require acceleration of such vesting by virtue of the Contemplated Transactions and any proposed additional vesting of such Options prior to the Effective Time. On or prior to the Closing Date, the Company Board (or an authorized committee thereof) shall take all actions necessary to ensure that all outstanding Options shall be cancelled effective as of the Effective Time. At the Closing or as soon as thereafter practicable, each holder of an outstanding Vested Option shall deliver to the Paying Agent, on behalf of the Company and Parent, an acknowledgement of such cancellation in the form of Exhibit D (each an “Option Cancellation Acknowledgement”). Effective as of the Effective Time, each optionholder who is a holder of an outstanding Vested Option, upon the delivery of such optionholder’s duly executed Option Cancellation Acknowledgement, shall become entitled to receive (i) a cash payment in an amount equal to (a) minus (b) where (a) equals (A) the excess of (x) the Per Option Gross Merger Consideration over (y) the exercise price per share of Common Stock subject to such Vested Option, multiplied by (B) the number of shares of Common Stock subject to such Vested Option for which such Option shall not theretofore have been exercised and (b) equals the sum of the Escrow Amount and SR Escrow Amount multiplied by such optionholder’s Pro Rata Escrow Percentage. For the avoidance of doubt, no consideration shall be payable hereunder in respect of the cancellation of any unvested Options or any Options having an exercise price equal to or in excess of the Per Option Gross Merger Consideration. The Company will not accelerate the vesting of any Options except as set forth in Section 3.04(a) of the Company Disclosure Schedule.

(b) Company Stock Plans. On or prior to the Closing Date, the Company Board (or an authorized committee thereof) shall take any actions necessary to ensure that the Company Stock Plans terminate as of the Effective Time (including amending such Company Stock Plans), the provisions in any other plan or agreement providing for the issuance, transfer or grant of any Equity Interests of the Company shall terminate as of the Effective Time, and no holder of an Option or any participant in any Company Stock Plan or other plan or any party to a Contractual Obligation with the Company shall have any right thereunder to acquire any Equity Interests of the Company.

Section 3.05. Working Capital Adjustment.

(a) Estimated Closing Balance Sheet and Estimated Closing Statement. The Company has prepared in good faith and provided to Parent prior to the execution and delivery of this Agreement an estimated consolidated balance sheet of the Company as of the close of business on the day immediately preceding the Closing Date (as the same may be adjusted upon agreement of the Company and the Parent in response to comments of Parent and its Representatives provided to the Company prior to the Closing, the “Estimated Closing Balance Sheet”), together with a written statement setting forth in reasonable detail its good faith estimates of the Closing Debt Amount, Closing Cash Amount and Net Working Capital, each as derived from the Estimated Closing Balance Sheet, and the Company Transaction Expenses (as the same may be adjusted upon the agreement of the Company and Parent in response to comments of Parent and its Representatives provided to the Company prior to the Closing (the “Estimated Closing Statement”). The Estimated Closing Balance Sheet and the Company’s good faith estimate of Net Working Capital contained in the Estimated Closing Statement will be prepared in accordance with the Accounting Principles. Following the delivery of the Estimated Closing Balance Sheet and the Estimated Closing Statement, the Company shall provide Parent and its Representatives reasonable access to the work papers and other books and records of the Company for purposes of assisting Parent and its Representatives in their review of the Estimated Closing Balance Sheet and the Estimated Closing Statement. Prior to Closing, the parties shall cooperate in good faith to answer any questions and resolve any issues raised by Parent and its Representatives in connection with their review of the Estimated Closing Balance Sheet and the Estimated Closing Statement, but the foregoing shall not require any party to waive any of its rights under this Agreement or the Ancillary Agreements.

(b) Estimated Closing Date Merger Consideration. The Total Merger Consideration initially payable pursuant to the procedures set forth in Sections 3.03 and 3.04 (the “Estimated Closing Date Merger Consideration”) shall be calculated using the estimated Closing Debt Amount, estimated Closing Cash Amount, estimated Company Transaction Expenses and estimated Net Working Capital set forth on the Estimated Closing Statement and shall be reduced by the Escrow Amount and the SR Escrow Amount.

(c) Proposed Final Closing Balance Sheet and Proposed Final Closing Statement. As promptly as possible and in any event within sixty (60) calendar days after the Closing Date, the Company shall prepare or cause to be prepared, and will provide to the Securityholders’ Representative, a consolidated balance sheet of the Company as of the close of business on the day immediately preceding the Closing Date (the “Proposed Final Closing Balance Sheet”), together with a written statement setting forth in reasonable detail its proposed final determination of the Closing Debt Amount, the Company Transaction Expenses and Net Working Capital (the “Proposed Final Closing Statement”). The Proposed Final Closing Balance Sheet and the determination of Net Working Capital reflected on the Proposed Final Closing Statement will be prepared in accordance with the Accounting Principles. The Securityholders’ Representative and its

Representatives shall have reasonable access to the work papers and other books and records of the Company for purposes of assisting the Securityholders’ Representative and its Representatives in their review of the Proposed Final Closing Balance Sheet and the Proposed Final Closing Statement. The parties shall cooperate in good faith to answer any questions and resolve any issues raised by the Securityholders’ Representative and its Representatives in connection with their review of the Proposed Final Closing Balance Sheet and the Proposed Final Closing Statement, but the foregoing shall not require any party to waive any of its rights under this Agreement or the Ancillary Agreements.

(d) Dispute Notice. The Proposed Final Closing Balance Sheet and the Proposed Final Closing Statement (and the proposed final determinations of the Closing Debt Amount, Closing Cash Amount, the Company Transaction Expenses and Net Working Capital reflected thereon) will be final, conclusive and binding on the parties hereto unless the Securityholders’ Representative provides a written notice (a “Working Capital Dispute Notice”) to Parent no later than the twentieth (20th) Business Day after the delivery to the Securityholders’ Representative of the Proposed Final Closing Balance Sheet and the Proposed Final Closing Statement. The Securityholders’ Representative shall not be entitled to issue a Working Capital Dispute Notice or otherwise dispute any item set forth in the Proposed Final Balance Sheet or proposed Final Closing Statement except on the grounds that such matter was not prepared on the basis set forth in paragraph (c) above or contains mathematical errors. Any Working Capital Dispute Notice must set forth in reasonable detail (i) any item on the Proposed Final Closing Balance Sheet or the Proposed Final Closing Statement which the Securityholders’ Representative believes has not been prepared in accordance with this Agreement and the correct amount of such item and (ii) the Securityholders’ Representative’s alternative calculation of the Closing Debt Amount, Closing Cash Amount, the Company Transaction Expenses or Net Working Capital, as the case may be. Any item or amount to which no dispute is raised in the Working Capital Dispute Notice will be final, conclusive and binding on the parties on such twentieth (20th) Business Day.

(e) Resolution of Disputes. Parent and the Securityholder’s Representative will attempt to promptly resolve the matters raised in any Working Capital Dispute Notice in good faith. Beginning ten (10) Business Days after delivery of any Working Capital Dispute Notice pursuant to Section 3.05(d), either Parent or the Securityholders’ Representative may provide written notice to the other that it elects to submit the disputed items to Ernst & Young LLP’s Boston office (the “Accounting Firm”). The Accounting Firm will promptly, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, review only those unresolved items and amounts specifically set forth and objected to in the Working Capital Dispute Notice and resolve the dispute with respect to each such specific unresolved item and amount in accordance with this Agreement. The Accounting Firm shall be instructed in writing by the Parent and the Securityholders’ Representative that the Accounting Firm must accept the Proposed Final Balance Sheet and Proposed Final Closing Statement except to the extent that any item is not calculated in accordance with paragraph (c) above or reflects mathematical errors. In any such case, a single partner of the

Accounting Firm selected by such Accounting Firm in accordance with its normal procedures and having expertise with respect to settlement of such disputes shall act for the Accounting Firm in the determination proceeding, and the Accounting Firm shall render a written decision as to each disputed matter, including a statement in reasonable detail of the basis for its decision. In no event shall the decision of the Accounting Firm (i) provide for a calculation of Net Working Capital that is less than the calculation thereof shown in the Proposed Final Closing Statement or greater than the Securityholders’ Representatives’ alternative calculation thereof shown in the Working Capital Dispute Notice or (ii) provide for a determination of any item of Debt reflected in the Closing Debt Amount or any Company Transaction Expense that is greater in amount than the amount thereof shown in the Proposed Final Closing Statement or less in amount than the Securityholders’ Representatives’ alternative calculation thereof shown in the Working Capital Dispute Notice. The fees and expenses of the Accounting Firm shall be borne equally by the Securityholders and the Company. The decision of the Accounting Firm with respect to the disputed items of the Proposed Final Closing Balance Sheet and the Proposed Final Closing Statement submitted to it will be final, conclusive and binding on the parties. As used herein, the Proposed Final Closing Balance Sheet and the Proposed Final Closing Statement, as adjusted to reflect any changes agreed to by the parties and any decision of the Accounting Firm, in each case, pursuant to this Section 3.05, are referred to herein as the “Final Closing Balance Sheet” and the “Final Closing Statement”, respectively. Each of the parties to this Agreement agrees to use its commercially reasonable efforts to cooperate with the Accounting Firm (including by executing a customary engagement letter reasonably acceptable to it) and to cause the Accounting Firm to resolve any such dispute as soon as practicable after the commencement of the Accounting Firm’s engagement.

(f) Working Capital Adjustment. If any of the Net Working Capital, the Closing Debt Amount or the Company Transaction Expenses (as finally determined pursuant to this Section 3.05 and as set forth in the Final Closing Balance Sheet and the Final Closing Statement) differs from the estimated amounts thereof set forth in the Estimated Closing Statement, the Total Merger Consideration shall be recalculated using such final figures in lieu of such estimated figures, and (i) the Company shall pay to each former holder of Common Shares (other than Dissenting Shares) and each former holder of Vested Options by wire transfer of immediately available funds its Pro Rata Common/Option Payment Percentage of the amount, if any, by which such re-calculated final Total Merger Consideration exceeds the estimated Total Merger Consideration calculated on the Estimated Closing Statement or (ii) the amount, if any, by which such estimated Total Merger Consideration calculated on the Estimated Closing Statement exceeds such re-calculated final Total Merger Consideration shall be paid to Parent from the Escrow Amount.

(g) Payments. Any payment due pursuant to Section 3.05(f) shall be made within five (5) calendar days after the final amount thereof has been determined in accordance with this Section 3.05.

Section 3.06. Withholding. The Company, Parent, the Paying Agent and the Escrow Agent will be entitled to deduct and withhold from any amounts payable under this Agreement any withholding Taxes or other amounts required under the Code or any applicable Legal Requirement to be deducted and withheld. To the extent that any such amounts are so deducted or withheld and paid over to the appropriate Governmental Authority, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.07. Dissenting Shares.

(a) Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time, and are held by Shareholders that have not voted in favor of the Merger or consented thereto in writing and are entitled to demand and have demanded properly in writing appraisal for such Shares in accordance with Chapter 13 of the CGCL or any successor provision (such shares, the “Dissenting Shares”), shall not be converted into or represent the right to receive such Shareholder’s portion of the Total Merger Consideration as described in Section 3.03, but shall, by virtue of the Merger, be entitled to only such rights as are granted by Chapter 13 of the CGCL; provided that if any such Shareholder thereafter shall have failed to perfect or shall have effectively withdrawn or lost such Shareholder’s right to appraisal and payment under the CGCL, such Shareholder’s Shares shall be deemed to have been converted at the Effective Time into the right to receive such Shareholder’s portion of the Total Merger Consideration as described in, and subject to the surrender and delivery requirements of Section 3.03.

(b) The Company shall give Parent (i) prompt notice of any written demands received by the Company for appraisal of the Shares and withdrawals of such demands and (ii) the opportunity to participate in all negotiations and proceedings in respect of appraisal under the CGCL. The Company shall not, except with the prior written consent of Parent, or as required by applicable Legal Requirements, make any payment with respect to any demands for appraisal or offer to settle or settle any such demand.

Section 3.08. Changes in Shares . If, between the date of this Agreement and the Effective Time, the number of outstanding Shares shall have been changed into, or exchanged for, a different number of shares or a different class of shares, by reason of any share dividend, subdivision, reclassification, recapitalization, share split (including a reverse share split), combination or exchange of shares, the Per Common Share Initial Merger Consideration or Per Preferred Share Initial Merger Consideration, as applicable, shall be correspondingly adjusted to provide the Securityholders the same economic effect as contemplated by this Agreement prior to such event.

Section 3.09. Further Assurances . If, at any time before or after the Effective Time, the Company or Parent reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Merger or to carry out the purpose and intent of this Agreement, then the Company, Parent and/or the

Surviving Corporation shall execute and deliver, or cause to be executed and delivered, all such proper deeds, assignments, instruments and assurances and do all other things reasonably necessary or desirable to consummate the Merger and to carry out the purposes and intent of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING

THE COMPANY.

In order to induce Parent and Merger Sub to enter into and perform this Agreement and to consummate the Contemplated Transactions, the Company hereby represents and warrants to Parent and Merger Sub as follows as of the date of this Agreement and as of the Closing Date:

Section 4.01. Organization.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has full corporate power and authority to lease and operate its Real Property and to carry on the Business as it is now being conducted. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction in which it leases Real Property or conducts business and is required to so qualify, except where the failure to be so qualified or licensed would not individually or in the aggregate have a Material Adverse Effect. The Company has delivered or made available to Parent accurate and complete copies of the Organizational Documents of the Company.

(b) As of the date of this Agreement, Paragon Dynamics, Inc. (“PDI”) is the only Subsidiary of the Company. PDI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power and authority to lease and operate its Real Property and to carry on the Business as it is now being conducted. PDI is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction in which it leases Real Property or conducts business and is required to so qualify, except where the failure to be so qualified or licensed would not individually or in the aggregate have a Material Adverse Effect. The Company has delivered or made available to Parent accurate and complete copies of the Organizational Documents of PDI.

Section 4.02. Power and Authorization.

(a) Contemplated Transactions. The Company has all requisite power and authority necessary for the execution, delivery and performance by it of this Agreement and each Ancillary Agreement to which it is or will be a party. The execution, delivery and performance by the Company of this Agreement and each Ancillary Agreement to which it is or will be a party have been duly authorized by all necessary corporate action on the part of the Company, including the requisite vote of shareholders of the Company, subject only to the requirement that the Company solicit comments from all shareholders pursuant to Section 603(b) of the CGCL. This Agreement and each Ancillary Agreement to which the Company is, or will be at

Closing, a party (i) have been (or, in the case of Ancillary Agreements to be entered into at Closing, will be when executed and delivered) duly executed and delivered by the Company and (ii) is (or in the case of Ancillary Agreements to be entered into at the Closing, will be when executed and delivered) a legal, valid and binding obligation of the Company, Enforceable against the Company in accordance with its terms.

(b) Conduct of Business. Each of the Company and its Subsidiaries has all requisite corporate power and authority necessary to own, lease, operate and use their respective Assets and carry on the Business.

Section 4.03. Authorization of Governmental Authorities. Except as disclosed in Section 4.03 of the Company Disclosure Schedule, no action by (including any authorization by or consent or approval of), or in respect of, or filing with, any Governmental Authority is required by or on behalf of the Company or any of its Subsidiaries or in respect of the Company or any of its Subsidiaries, the Business or any Assets of the Company or its Subsidiaries for, or in connection with, (a) the valid and lawful authorization, execution, delivery and performance by the Company or its Subsidiaries of this Agreement or any Ancillary Agreement to which it is, or will be at Closing, a party or (b) the consummation of the Contemplated Transactions.

Section 4.04. Noncontravention. Except as disclosed in Section 4.04 of the Company Disclosure Schedule, none of the authorization, execution, delivery or performance by the Company of this Agreement or any Ancillary Agreement to which it is, or will be at Closing, a party, nor the consummation of the Contemplated Transactions, will:

(a) assuming the taking of each action by (including the obtaining of each necessary authorization, consent or approval), or in respect of, and the making of all necessary filings with, Governmental Authorities, in each case, as disclosed in Section 4.03 of the Company Disclosure Schedule, conflict with or result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, any Legal Requirement applicable to the Company or any of its Subsidiaries, the Business or any Assets of the Company or any of its Subsidiaries; or

(b) conflict with or result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or require any action by (including any authorization, consent or approval) or notice to any Person, or require any offer to purchase or prepayment of any Debt or Liability under, or result in the creation of any Encumbrance upon or forfeiture of any of the rights, properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of (i) any Permit applicable to or otherwise affecting the Company, any of its Subsidiaries, the Business or any Assets of the Company or any of its Subsidiaries, (ii) any Contractual Obligation to which the Company or any of its Subsidiaries is a party or by which any of them is bound, or (iii) the Organizational Documents of the Company or any of its Subsidiaries.

Section 4.05. Capitalization of the Company.

(a) Authorized and Outstanding Equity Interests. The entire authorized capital stock (or, where applicable, other Equity Interests) of the Company is as set forth in Section 4.05(a) of the Company Disclosure Schedule. All of the outstanding Equity Interests of the Company are held of record and, to the Knowledge of the Company, are beneficially owned by the Persons in the respective amounts set forth in Section 4.05(a) of the Company Disclosure Schedule. Except as set forth in Schedule 4.05(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has issued or agreed to issue Equity Interests and neither holds shares of its capital stock (or other Equity Interests) in its treasury. The Company has delivered or made available to Parent accurate and complete copies of the stock ledger (or equivalent records) of the Company and each of its Subsidiaries, which records reflect all issuances, transfers, repurchases and cancellations of shares of capital stock (or other Equity Interests) of the Company and its Subsidiaries. All of the outstanding shares of capital stock (or, where applicable, other Equity Interests) of the Company and its Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable. Neither the Company nor any of its Subsidiaries has violated the 1933 Act, any state “blue sky” or securities laws, any other similar Legal Requirement or any preemptive or other similar rights of any Person in connection with the issuance, repurchase or redemption of any of its Equity Interests.

(b) Encumbrances on Equity Interests, etc. The Company is the record and beneficial owner of all of the Equity Interests of its Subsidiaries, reflected in Section 4.05(b) of the Company Disclosure Schedule, and holds such Equity Interests free and clear of all Encumbrances except as disclosed in Section 4.05(b) of the Company Disclosure Schedule. Except as disclosed in Section 4.05(b) of the Company Disclosure Schedule: (i) there are no preemptive rights or other similar rights in respect of any Equity Interests in the Company or its Subsidiaries, (ii) there are no Encumbrances on, or other Contractual Obligations relating to, the ownership, transfer or voting of any Equity Interests in the Company or any of its Subsidiaries, or otherwise affecting the rights of any holder of the Equity Interests in the Company or any of its Subsidiaries, (iii) except for the Contemplated Transactions, there is no Contractual Obligation, or provision in the Organizational Documents of the Company or any of its Subsidiaries which obligates the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire, or make any payment (including any dividend or distribution) in respect of, any Equity Interest in the Company or any of its Subsidiaries and (iv) there are no existing rights with respect to registration under the 1933 Act of any Equity Interests in the Company or any of its Subsidiaries.

Section 4.06. Financial Matters.

(a) Financial Statements. Section 4.06(a) of the Company Disclosure Schedule contains copies of each of the following:

(i) the audited consolidated balance sheets of the Company and its Subsidiaries as of January 1, 2010 and December 31, 2010 and the related statements of income and retained earnings and cash flows for the years then ended, accompanied by the independent auditors’ report of May Hoffman McCann P.C., the Company’s certified public accountants (the “Audited Financials”); and

(ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of November 30, 2011 (the “Most Recent Balance Sheet” and the date thereof, the “Most Recent Balance Sheet Date”), and the related unaudited consolidated statements of income and cash flows of the Company and its Subsidiaries for the eleven months then ended (collectively with the Audited Financials, the “Financials”).

(b) Compliance with GAAP, etc. Except as disclosed in Section 4.06(b) of the Company Disclosure Schedule, the Financials (including any notes thereto) (i) were prepared in accordance with the books and records of the Company, (ii) have been prepared in accordance with GAAP, consistently applied (except, in the case of the Financials described in clause (a)(ii) above, that such Financials do not include all footnotes and schedules that may be required by GAAP and are subject to normal year-end adjustments, the effect of which will not, individually or in the aggregate, be materially adverse) and (iii) fairly present the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of the operations of the Company and its Subsidiaries and changes in financial position for the respective periods covered thereby.

(c) Absence of Undisclosed Liabilities. Except as disclosed in Section 4.06(c) of the Company Disclosure Schedule, the Company and its Subsidiaries do not have any material Liabilities except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet and (ii) Liabilities incurred in the Ordinary Course of Business since the Most Recent Balance Sheet Date (none of which results from, arises out of, or relates to any breach or violation of, or default under, a Contractual Obligation or Legal Requirement).

(d) Accounts Receivable. All accounts and notes receivable reflected on the Most Recent Balance Sheet and all accounts and notes receivable arising subsequent to the Most Recent Balance Sheet Date and prior to the Closing Date that will be reflected in the Final Closing Balance Sheet, have arisen or will arise in the Ordinary Course of Business of the Company and its Subsidiaries, represent or will represent legal, valid, binding and Enforceable obligations owed to the Company or one of its Subsidiaries and, subject only to consistently recorded reserves for bad debts set forth on the Most Recent Balance Sheet or Final Closing Balance Sheet have been, or will be, collected or are, or will be, collectible in the aggregate recorded amounts thereof in accordance with their terms and, to the Company’s Knowledge, will not be subject to any contests, claims, counterclaims or setoffs.

(e) Inventory. All inventory of the Company and its Subsidiaries is of a quality usable and salable in the Ordinary Course of Business of the Company and its Subsidiaries, except for obsolete items and items of below-standard quality, all of which have been or will be, as applicable, written off or written down to net realizable value in the Most Recent Balance Sheet and on the Final Closing Balance Sheet. All inventories not written off have been priced at the lower of cost or market on a first in, first out basis. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of the Company and its Subsidiaries, except for items of excess inventory which have been or will be, as applicable, written off or written down to reasonable quantities in the Most Recent Balance Sheet and the Final Closing Balance Sheet.

(f) Banking Facilities. Section 4.06(f) of the Company Disclosure Schedule sets forth an accurate and complete list as of the date of this Agreement of (i) each bank, savings and loan or similar financial institution with which the Company or any of its Subsidiaries has an account or safety deposit box or other similar arrangement, and any numbers or other identifying codes of such accounts, safety deposit boxes or such other arrangements maintained by the Company or its Subsidiaries thereat, and (ii) the names of all Persons authorized to draw on any such account or to have access to any such safety deposit box facility or such other arrangement.

Section 4.07. Absence of Certain Developments. From December 31, 2010 through the date of this Agreement, except as disclosed in Section 4.07 of the Company Disclosure Schedule, (a) no event, change, fact, condition or circumstance has occurred or arisen that has had, or would reasonably be expected to have, a Material Adverse Effect, and (b) the Business has been conducted in all material respects in the Ordinary Course of Business of the Company and its Subsidiaries and (c) neither the Company nor any of its Subsidiaries has suffered any loss, damage, destruction or eminent domain taking, whether or not covered by insurance, with respect to any of its material Assets or the Business.

Section 4.08. Debt; Guarantees. Neither the Company nor its Subsidiaries has Liabilities in respect of Debt except as set forth in Section 4.08 of the Company Disclosure Schedule. For each item of Debt, Section 4.08 of the Company Disclosure Schedule correctly sets forth the debtor, the Contractual Obligations governing the Debt, the principal amount of the Debt as of the date of this Agreement, the creditor, the maturity date, and the collateral, if any, securing the Debt (and all Contractual Obligations governing all related Encumbrances). Except as set forth in Section 4.08 of the Company Disclosure Schedule, neither the Company nor its Subsidiaries has any Liability in respect of a Guarantee of any Debt or other Liability of any other Person.

Section 4.09. Assets.

(a) Ownership of Assets. The Company and each of its Subsidiaries has good and marketable title to, or, in the case of property held under a lease or other Contractual Obligation, a sole and exclusive, Enforceable leasehold interest in, or adequate rights to use, all of its properties, rights and assets, whether real or personal and whether tangible or intangible, including all Assets reflected in the Most Recent Balance Sheet or acquired after the Most Recent Balance Sheet Date, except for such Assets that have been sold or otherwise disposed of since the Most Recent Balance Sheet Date in the Ordinary Course of Business (collectively, the “Assets”). Except as disclosed in Section 4.09(a) of the Company Disclosure Schedule, none of the Assets is subject to any Encumbrance other than a Permitted Encumbrance.

(b) Sufficiency of Assets. The Assets comprise all of the assets, properties and rights of every type and description, whether real or personal, tangible or intangible, that are used in or necessary to the conduct of the Business and are adequate to conduct the Business as currently being conducted by the Company and its Subsidiaries.

(c) Condition of Tangible Assets. All of the material fixtures and other material improvements to the Real Property included in the Assets (including any Facilities) and all of the material tangible personal property other than inventory included in the Assets (i) are in all material respects adequate and suitable for their present uses, (ii) are in good working order, operating condition and state of repair (ordinary wear and tear excepted), and (iii) have been maintained in all material respects in accordance with normal industry practice.

(d) Investments. Except as set forth in Section 4.09(d) of the Company Disclosure Schedule, neither the Company nor its Subsidiaries (i) controls, directly or indirectly, or owns any direct or indirect Equity Interest in any Person that is not a Subsidiary of the Company or (ii) is subject to any obligation to make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

Section 4.10. Real Property.

(a) Neither the Company nor any of its Subsidiaries owns, or has ever owned, any real property. Section 4.10(a) of the Company Disclosure Schedule sets forth a list of the addresses of all real property leased, subleased or licensed by, or for which a right to use or occupy has been granted to, the Company or its Subsidiaries (the “Real Property”). Section 4.10(a) of the Company Disclosure Schedule also identifies with respect to each Real Property, each lease, sublease, license or other Contractual Obligation under which such Real Property is occupied or used including the date of and legal name of each of the parties to such lease, sublease, license or other Contractual Obligation, and each amendment, modification or supplement thereto (the “Real Property Leases”).

(b) Except as set forth in Section 4.10(b) of the Company Disclosure Schedule, there are no written or oral leases, subleases, licenses, concessions, occupancy agreements or other Contractual Obligations granting to any Person other than the Company and its Subsidiaries the right of use or occupancy of any of the Real Property and there is no Person other than the Company and its Subsidiaries in possession of any of the Real Property. With respect to each Real Property Lease that is a sublease, to the Company’s Knowledge, the representations and warranties in this Section 4.10(b) and Sections 4.16(b) and 4.16(c) are true and correct with respect to the underlying lease.

(c) The Company has delivered or made available to Parent accurate and complete copies of the Real Property Leases, in each case as amended or otherwise modified and in effect, together with extension notices and other material correspondence, lease summaries, notices or memoranda of lease, estoppel certificates and subordination, non-disturbance and attornment agreements related thereto.

(d) No eminent domain or condemnation Action is pending or, to the Company’s Knowledge, threatened, that would preclude or materially impair the use of any Real Property. To the Company’s Knowledge, the current use of the Real Property by the Company and its Subsidiaries does not violate in any material respect any restrictive covenant of record that affects any of the Real Property.

(e) Each Facility is supplied with utilities and other services necessary for the operation of such Facility as the same is currently operated, all of which utilities and other services are provided via public roads or via permanent, irrevocable appurtenant easements benefiting the parcel of Real Property. Each parcel of Real Property abuts on, and has direct vehicular access to, a public road, or has access to a public road via a permanent, irrevocable appurtenant easement benefiting the parcel of Real Property, in each case, to the extent necessary for the conduct of the Business as currently conducted.

Section 4.11. Intellectual Property.

(a) Company IP. Except as disclosed in Section 4.11(a) of the Company Disclosure Schedule, the Company or its Subsidiaries (i) exclusively own the entire right, title and interest in and to all Owned Intellectual Property Rights free and clear of all Encumbrances (other than Permitted Encumbrances), and (ii) has the right to use all Licensed Intellectual Property Rights free and clear of all Encumbrances (other than Permitted Encumbrances and the covenants, conditions and restrictions under which such Licensed Intellectual Property is licensed). Except, with respect to the Company Intellectual Property Rights licensed (A) to the Company and/or its Subsidiaries under the Inbound IP Contracts identified in Section 4.11(d) of the Company Disclosure Schedule, or (B) by the Company and/or its Subsidiaries under the Outbound IP Contracts identified in Section 4.11(d) of the Company Disclosure Schedule, in each case, to the extent provided in such IP Contracts, none of the Company Intellectual Property Rights is in the possession, custody, or control of any Person other than the Company or its Subsidiaries.

(b) Infringement. Except as disclosed in Section 4.11(b) of the Company Disclosure Schedule, (i) the conduct of the Business as currently conducted and/or the manufacture, use, sale, offer for sale, promotion, marketing, distribution, export or import of the Company Products has not infringed upon, misappropriated, or otherwise violated any Intellectual Property Rights of any Person and is not currently doing so in any manner, and (ii) neither the Company nor its Subsidiaries has (A) received any charge, complaint, claim, demand, or notice alleging interference, infringement, misappropriation, or other violation of the Intellectual Property Rights of any Person (including any offers to license or request or demand to refrain from using any Intellectual Property Rights of any Person in connection with the conduct of the Business as currently conducted and/or the manufacture, use, sale, offer for sale, promotion, marketing, distribution, export or import of the Company Products), or (B) agreed to or has any Contractual Obligation to indemnify any Person for or against any interference, infringement, misappropriation, or other violation with respect to any Intellectual Property Rights, except as provided in the Outbound IP Contracts. Except as disclosed in Section 4.11(b) of the Company Disclosure Schedule, to the Company’s Knowledge, no Person has infringed upon, misappropriated, or otherwise violated any Company Intellectual Property Rights.

(c) Scheduled Intellectual Property Rights. Section 4.11(c) of the Company Disclosure Schedule contains a complete and accurate list of all patents and patent applications (whether pending or in the process of preparation), registered trademarks, applications for trademark registration, registered copyrights, applications for copyright registrations, and domain names owned by or licensed to the Company and/or its Subsidiaries (collectively, the “Company Registrations”). Section 4.11(c) of the Company Disclosure Schedule also identifies (i) each unregistered trademark, service mark, trade name, brand name, slogan or trade dress, (ii) each unregistered copyright, and (iii) a general description of the trade secrets and Company Products, in each case that is owned by or licensed to the Company and/or its Subsidiaries that, in each case, is material to the Business as currently conducted. For purposes of this Agreement, all items listed in Section 4.11(c) of the Company Disclosure Schedule shall be called “Scheduled Intellectual Property Rights”. Section 4.11(c) of the Company Disclosure Schedule specifically identifies those items of Scheduled Intellectual Property Rights that are licensed to the Company and/or its Subsidiaries, including the identification of the IP Contract pursuant to which each such Intellectual Property Right is licensed. For each of the Company Registrations, Section 4.11(c) of the Company Disclosure Schedule includes the following information: (i) for each patent and patent application, the title, patent number or application serial number, jurisdiction, filing date, date issued (if applicable), inventors, owner of record, and present status thereof; (ii) for each registered trademark and trademark application, the trademark, application serial number or registration number, jurisdiction, filing date, registration date (if applicable), class of goods or services covered, description of goods or services, owner of record, and present status thereof; (iii) for each domain name, the registration date, any renewal date, owner of record, and name of the registrar; (iv) for each copyright registration and copyright application, the title of the work, number and date of such registration or application, owner of record, and jurisdiction; and (v) any actions that must be taken within ninety (90) days after the date hereof for the purposes of obtaining, maintaining, perfecting, preserving, or renewing any Company Registrations, including the payment of any registration, maintenance, or renewal fees or the filing of any responses to office actions, documents, applications, or certificates. Each of the Company Registrations (other than applications) that is owned by the Company and/or its Subsidiaries and, to the Company’s Knowledge, each of the Company Registrations (other than applications) that is licensed to the Company and/or its Subsidiaries is valid, subsisting, and enforceable.

(d) IP Contracts. Section 4.11(d) of the Company Disclosure Schedule identifies under separate headings each Contractual Obligation, whether written or oral, (i) under which the Company and/or its Subsidiaries uses or licenses Licensed Intellectual Property Rights that any Person except the Company or its Subsidiaries owns (other than licenses for generally available off-the-shelf software) (the “Inbound IP Contracts”), (ii) under which the Company and/or its Subsidiaries has granted any Person any right or interest in any Company Intellectual Property Rights (the “Outbound IP Contracts”), and (iii) that otherwise materially affects the Company’s and/or its Subsidiaries’ use of or ownership rights in the Company Intellectual Property Rights (including settlement agreements and covenants not to sue) (such Contractual Obligations, together with the Inbound IP Contracts and Outbound IP Contracts, the “IP Contracts”). Except as provided in the Inbound IP Contracts, or as otherwise disclosed in Section 4.11(d) of the Company Disclosure Schedule, the Company and/or its Subsidiaries do not, as of the Closing Date, owe any royalties or other payments to any Person for the use of any Company Intellectual Property Rights or the manufacture, use, sale, offer for sale, marketing, promotion and/or distribution of any Company Products. The Company has delivered or made available to Parent accurate and complete copies of each of the IP Contracts (or, where an IP Contract is an oral agreement, an accurate and complete written description of such IP Contract), in each case, as amended or otherwise modified and in effect.

(e) Title to Company Intellectual Property Rights. Except as disclosed in Section 4.11(e) of the Company Disclosure Schedule, with respect to (i) each item of Owned Intellectual Property Rights, and (B) to the Company’s Knowledge, each item of Licensed Intellectual Property Rights licensed to the Company and/or its Subsidiaries, such item or right is not subject to any outstanding Government Order specific to such Company Intellectual Property Rights, and no Action (including any opposition, interference, or re-examination) is pending or to the Company’s Knowledge, threatened, which challenges the legality, validity, enforceability, use, or ownership of such right or item, other than routine office actions of the U.S. Patent and Trademark Office pertaining to Company Registrations.

(f) Sufficiency. The Company Intellectual Property Rights include all of the Intellectual Property Rights necessary to or used in the conduct of the Business including the development, manufacturing, sale and import of products, and there are no other Intellectual Property Rights that are material to the conduct of the Business.

(g) Confidentiality and Invention Assignments. The Company and its Subsidiaries have maintained commercially reasonable practices to protect the confidentiality of the Company’s and its Subsidiaries’ confidential information and trade secrets and, except as disclosed in Section 4.11(g) of the Company Disclosure Schedule, has required all current and former employees and other Persons with access to the Company’s and its Subsidiaries’ confidential information and/or trade secrets to execute Enforceable Contractual Obligations requiring them to maintain the confidentiality of such information and/or trade secrets and use such information and/or trade secrets only for the benefit of the Company and/or its Subsidiaries. All current and former employees and contractors of the Company and its Subsidiaries who contributed to the creation or development of the Company Products and/or the Company Intellectual Property have executed Contractual Obligations that assign to the Company and its Subsidiaries all of such Person’s Intellectual Property Rights in such contribution.

(h) Open Source Software. Section 4.11(h) of the Company Disclosure Schedule lists all Publicly Available Software contained in or used by the Company and/or its Subsidiaries in the development of Company Products or any product or service of the Company and/or its Subsidiaries and describes (i) the applicable software name and version number, (ii) the licensor, (iii) the license under which such code was obtained, (iv) whether (and if so, how) such code was modified by or for the Company and/or its Subsidiaries, (v) whether (and, if so, how) such code was distributed by or for the Company and/or its Subsidiaries, and (vi) how such code is integrated with or interacts with any other software. Except as disclosed in Section 4.11(h) of the Company Disclosure Schedule, none of the Company Products constitute, contain, or are distributed by the Company and/or its Subsidiaries together with Publicly Available Software, and none of the Company Products are subject to any IP Contract or other Contractual Obligation of any Publicly Available Software that would require the Company and/or its Subsidiaries to divulge to any Person any source code or trade secret that is part of the Company Products or to grant, or purport to grant, to any Person, any rights or immunities under the Owned Intellectual Property Rights or to any Licensed Intellectual Property Rights in a manner which would exceed or violate the Company’s or its Subsidiaries’ license to such Licensed Intellectual Property Rights.

(i) Privacy and Data Security. The Company’s and/or its Subsidiaries’ use and dissemination of any personally-identifiable information concerning individuals is in compliance in all material respects with all applicable privacy policies, terms of use, Legal Requirements, and Contractual Obligations applicable to the Company and/or its Subsidiaries’ or to which the Company and/or its Subsidiaries are bound. Except as described in Section 4.11(i) of the Company Disclosure Schedule, the Company and its Subsidiaries maintain policies and procedures regarding data security and privacy and maintain administrative, technical, and physical safeguards that are commercially reasonable and, in any event, in compliance in all material respects with all applicable Legal Requirements and Contractual Obligations applicable to the Company and/or its Subsidiaries or to which the Company and/or its Subsidiaries are bound. To the Company’s Knowledge, there have been no security breaches relating to, or violations of any security policy regarding, or any unauthorized access of, any data or information used by the Company and/or its Subsidiaries. The Contemplated Transactions will not, as of the Closing, violate in any material respect any privacy policy, terms of use, Legal Requirements or Contractual Obligations relating to the use, dissemination, or transfer of any data or information.

Section 4.12. Legal Compliance; Illegal Payments; Permits.

(a) Legal Compliance. Except as disclosed in Section 4.12(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is in any material respect, in breach or violation of, or default under, its Organizational Documents or any Legal Requirement.

(b) Illegal Payments, Foreign Corrupt Practices Act etc. In the conduct of the Business, neither the Company nor any of its Subsidiaries nor any of their Representatives (insofar as it relates to their services on behalf of the Company or its Subsidiaries), has (i) directly or indirectly, given, or agreed to give, any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other Person who was, is or may be in a position to help or hinder the Company or any of its Subsidiaries (or assist in connection with any actual or proposed transaction) or made, or agreed to make, any illegal contribution, or reimbursed any illegal political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office or (ii) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose. Without limiting the foregoing, the Company and each of its Subsidiaries and, to the Company’s Knowledge, each of their Representatives, has complied with and is in compliance with, and none of them has taken any action that has violated or would reasonably be expected to result in a failure to comply with or a violation of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, the OECD Convention on Combating Bribery of Foreign Public Officials in International Transactions, dated 21 November 1977, any other Legal Requirements that prohibit commercial bribery, domestic corruption or money laundering, and the standards established by the Financial Action Task Force on Money Laundering. The books and records of the Company and the Subsidiaries have been and are maintained in compliance, in all material respects, with the applicable requirements of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

(c) Permits. The Company and its Subsidiaries have been duly granted all material Permits necessary for the conduct of the Business by it and the ownership use and operation of its Assets. Section 4.12(c) of the Company Disclosure Schedule describes each material Permit affecting, or relating to, the Assets or the Business together with the Governmental Authority responsible for issuing such Permit. Except as disclosed in Section 4.12(c) of the Company Disclosure Schedule, (i) the Permits listed or required to be listed thereon are valid and in full force and effect, (ii) neither the Company nor any of its Subsidiaries is, in any material respect, in breach or violation of, or default under, any such material Permit and (iii) to the Company’s Knowledge, no fact, situation, circumstance, condition or other basis exists which, with notice or lapse of time or both, would constitute a material breach, violation or default under such Permit or give any Governmental Authority grounds to suspend, revoke or terminate any such Permit.

Section 4.13. Tax Matters.

(a) The Company and its Subsidiaries have timely filed, or have caused to be timely filed on their behalf, all Tax Returns required to be filed by them in accordance with all Legal Requirements. All such Tax Returns are true, correct and complete in all material respects. All Taxes owed by the Company and its Subsidiaries (whether or not shown on any Tax Return) have been timely paid in full. No claim has ever been made by a Governmental Authority in a jurisdiction where the Company or its Subsidiaries do not file Tax Returns that the Company or its Subsidiaries are or may be subject to taxation by that jurisdiction, and, to the Company’s Knowledge, there is no basis for any such claim to be made. There are no Encumbrances with respect to Taxes upon any Asset other than Permitted Encumbrances for current Taxes not yet delinquent.

(b) The Company and its Subsidiaries have collected, deducted, withheld and timely paid to the appropriate Governmental Authority all Taxes required to be collected, deducted, withheld or paid to a Governmental Authority and the Company and its Subsidiaries have complied with all reporting and recordkeeping requirements in respect thereto.

(c) No Action relating to any Taxes of the Company or any of its Subsidiaries is currently in progress. There is no pending, or to the Company’s Knowledge threatened, claim or Action concerning any Tax Liability of the Company or its Subsidiaries. The Company has delivered or made available to Parent accurate and complete copies of all income Tax Returns and other material Tax Returns, and all examination reports, and statements of deficiencies filed, assessed against, or agreed to by the Company and its Subsidiaries since December 31, 2006.

(d) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waivers or extensions are currently in effect. Except as described in Section 4.13(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has executed any power of attorney with respect to any Tax, other than powers of attorney that are no longer in force. No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings relating to Taxes have been entered into or issued by any Governmental Authority with or in respect of the Company or its Subsidiaries.

(e) The unpaid Taxes of the Company and its Subsidiaries (i) did not as of the Most Recent Balance Sheet Date exceed the reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) will not, as of the Closing Date, exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

(f) Except as disclosed in Section 4.13(f) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has made any payments, or is or has been a party to any Contractual Obligation that could result in it making payments, separately or in the aggregate, of any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provisions of state, local or foreign Tax law) or that were or would not be deductible under Code Sections 162 or 404.

(g) Except as described in Section 4.13(g) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries have ever been a member of an “affiliated group” within the meaning of Code Section 1504(a) filing a consolidated federal income Tax Return, other than an affiliated group the common parent of which is the Company. Neither the Company nor any of its Subsidiaries is a party to any Contractual Obligation relating to Tax sharing or Tax allocation, other than commercial agreements the principal purpose of which is unrelated to Taxes and which were entered into in the Ordinary Course of Business. Neither the Company nor any of its Subsidiaries has Liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(h) Neither the Company nor any of its Subsidiaries has filed a consent under Code Section 341(f).

(i) Except as described in Section 4.13(i) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is or has been required to make any adjustment pursuant to Code Section 481(a) (or any predecessor provision) or any similar provision of state, local or foreign Tax law by reason of any change in any accounting methods, and there is no application pending with any Governmental Authority requesting permission for any changes in any of its accounting methods for Tax purposes. To the Company’s Knowledge, no Governmental Authority has proposed any such adjustment or change in accounting method of the Company or its Subsidiaries.

(j) Neither the Company nor any of its Subsidiaries will be required to include any amount in taxable income or exclude any item of deduction or loss from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign Income Tax law) executed on or prior to the Closing Date, (ii) any deferred intercompany gain or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision or administrative rule of federal, state, local or foreign income Tax law), (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) any prepaid amount received on or prior to the Closing Date, or (v) a deferral of election made on or prior to the Closing Date with respect to any cancellation of indebtedness income.

(k) Neither the Company nor any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(l) Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(m) Neither the Company nor any of its Subsidiaries has engaged in any transaction that could give rise to (i) a reporting obligation under Section 6111 of the Code or the regulations thereunder, (ii) a list maintenance obligation under Section 6112 of the Code or the regulations thereunder, (iii) a disclosure obligation of a “reportable transaction” under Section 6011 of the Code and the regulations thereunder, or (iv) any similar obligation under any predecessor or successor law or regulation or comparable provision of state or local law.

Section 4.14. Employee Benefit Plans.

(a) Section 4.14(a) of the Company Disclosure Schedule lists all Employee Plans which the Company and its Subsidiaries sponsor or maintain, or to which the Company and its Subsidiaries contribute or are obligated to contribute, or in respect of which the Company or its or any of its Subsidiaries has or may have any Liability (including but not limited to by reason of being or having been treated as a single employer with any other Person under Section 414 of the Code or Section 4001(b) of ERISA (an “ERISA Affiliate”), or which benefits any current or former employee, director, consultant or independent contractor of the Company, its Subsidiaries, or the beneficiaries or dependents of any such Person (each a “Company Plan”). With respect to each Company Plan, each of the Company and its Subsidiaries has delivered or made available to Parent accurate and complete copies of each of the following: (i) if the plan has been reduced to writing, the plan document together with all amendments thereto, (ii) if the plan has not been reduced to writing, a written summary of all material plan terms, (iii) if applicable, any trust agreements, custodial agreements, insurance policies or material contracts, material administrative agreements and similar agreements, and investment management or investment advisory agreements, (iv) any summary plan descriptions, employee handbooks or similar material employee communications, (v) in the case of any plan that is intended to be qualified under Code Section 401(a), the most recent determination letter from the Internal Revenue Service (“IRS”) and any related material correspondence with the IRS, and any pending request for determination with respect to the plan’s qualification, (vi) in the case of any funding arrangement intended to qualify as a VEBA under Code Section 501(c)(9), the IRS letter determining that it so qualifies, (vii) in the case of any plan for which Forms 5500 are required to be filed, the three most recently filed Forms 5500, with schedules attached, (viii) any notices, letters or other correspondence from the IRS or the Department of Labor relating to such Company Plan, and (ix) any written policies or procedures used in and material to the administration of such Company Plan.

(b) Neither the Company nor any of its Subsidiaries, nor any ERISA Affiliate of the Company or its Subsidiaries has ever maintained or contributed to or incurred any Liability in respect of a plan subject to Title IV of ERISA or Code Section 412, including any “multiemployer plan” as defined in Section 4001(a)(8) of ERISA, and no condition exists that presents a material risk to the Company of incurring a material liability under Title IV of ERISA or Section 412 or Section 430 of the Code.

(c) Each Company Plan that is intended to be qualified under Code Section 401(a) is so qualified. Each Company Plan, including any associated trust or fund, has been administered in all material respects in accordance with its terms and any applicable collective bargaining agreements and with applicable Legal Requirements, and, nothing has occurred with respect to any Company Plan that has subjected or could reasonably be expected to subject the Company to a penalty under Section 502 of ERISA or to an excise tax under the Code, or that has subjected or could reasonably be expected to subject any participant in, or beneficiary of, a Company Plan to a tax under Code Section 4973. Each Company Plan that is a qualified defined contribution plan has been administered in all material respects as, and is intended to be, an “ERISA section 404(c) Plan” within the meaning of Department of Labor regulations section 2550.404c-1(b).

(d) All required contributions to, and premium payments on account of, each Company Plan have been made on a timely basis, as applied through the Closing Date. The fair market value of the assets of each Company Plan for which a separate fund of assets is or is required to be maintained, as of the end of the most recently ended plan year of that Plan, equals or exceeds the present value of all benefits liabilities under that Plan. None of the assets of any Company Plan include any capital stock or other securities issued by the Company or its Subsidiaries or any ERISA Affiliate of the Company or any of its Subsidiaries.

(e) There is no pending or, to the Company’s Knowledge, threatened Action or other legal proceeding relating to a Company Plan or any fiduciary or service provider thereof, other than routine claims in the Ordinary Course of Business for benefits provided for by the Company Plans, and to the Knowledge of the Company there is no basis for any such Action or legal proceeding. No Company Plan is or, within the last six years, has been the subject of an examination or audit by a Governmental Authority, is the subject of an application or filing under, or is a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program.

(f) Except as required under Section 601 et seq. of ERISA or applicable state insurance laws, no Company Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment.

(g) The exercise price of each Option is not less than the fair market value of a share of Common Stock determined on the date of grant of such Option (and as of any later modification thereof within the meaning of Section 409A of the Code). Each “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1) and applicable regulations) with respect to any service provider to the Company (i) complies and has been operated in compliance in all material respects with the requirements of Code Section 409A and regulations promulgated thereunder, or (ii) is exempt from compliance under the “grandfather” provisions of IRS Notice 2005-1 and applicable regulations and has not been “materially modified” (within the meaning of IRS Notice 2005-1 and Treasury Regulations §1.409A-6(a)(4)) subsequent to October 3, 2004.

(h) Neither the Company nor any of its Subsidiaries has undertaken to maintain any Company Plan for any period of time, and each Company Plan and any related contracts may be amended or terminated without penalty other than the payment of benefits, fees or charges accrued or incurred through the date of termination. No communication, report or disclosure has been made which, at the time made, did not accurately reflect the material terms and operations of any Company Plan. Neither the Company nor any of its Subsidiaries has announced its intention, or undertaken (whether or not legally bound) to modify or terminate any Company Plan or adopt any arrangement or program which, once established, would come within the definition of Company Plan.

(i) With respect to each Company Plan that is subject to Legal Requirements of a jurisdiction outside the United States, each such plan required to be registered has been registered and is in good standing with applicable Governmental Authorities, all contributions required to be made to or in connection with each such plan have been made and each such plan has been established and administered in accordance with its terms and all applicable Legal Requirements.

(j) Neither the Company nor any of its Subsidiaries has Liability, including under any Company Plan, arising out of the treatment of any service provider as a consultant or independent contractor and not as an employee, or vice-versa.

(k) The execution and delivery of this Agreement and the consummation of the Contemplated Transactions will not, by itself or in combination with any other event (regardless of whether that other event has or will occur), result in any payment (whether of severance pay or otherwise) becoming due from or under any Company Plan to any current or former director, officer, consultant or employee of the Company or result in the vesting, acceleration of payment, or increases in the amount of any benefit payable to or in respect of any such current or former director, officer, consultant or employee.

Section 4.15. Environmental Matters. Except as set forth in Section 4.15 of the Company Disclosure Schedule, (a) each of the Company and its Subsidiaries is, and has been, in compliance in all material respects with all Environmental Laws, (b) there has been no release or threatened release of any material amount of any Hazardous Substance on, upon, into or from any site currently or heretofore owned, leased or otherwise operated or used by the Company or any of its Subsidiaries, (c) there have been no Hazardous Substances generated by the Company or any of its Subsidiaries that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Authority in the United States, (d) there are no underground storage tanks located on, no PCBs (polychlorinated biphenyls) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act stored on, any site owned or operated by the Company, except for the storage of hazardous waste in compliance with Environmental Laws and (e) the Company has delivered or made available to Parent accurate and complete copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies, and environmental studies or assessments for the Company and any of its Subsidiaries, in each case as amended and in effect.

Section 4.16. Contracts.

(a) Contracts. Except as disclosed in the applicable subsection in Section 4.16 of the Company Disclosure Schedule (which is arranged in subsections numbered (i) to (xiv) to correspond to the subsections of this Section 4.16(a)), neither the Company nor any of its Subsidiaries is bound by or a party to:

(i) any Contractual Obligation (or group of related Contractual Obligations) for the purchase, sale, construction, repair or maintenance of inventory, raw materials, commodities, supplies, goods, products, equipment or other property, or for the furnishing or receipt of services, in each case, the performance of which will extend over a period of more than one year or which provides for (or would be reasonably expected to involve) annual payments to or by the Company or any of its Subsidiaries in excess of $100,000 or aggregate payments to or by the Company or any of its Subsidiaries in excess of $250,000;

(ii) any Contractual Obligation relating to the acquisition or disposition by the Company or any of its Subsidiaries of (A) any business (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise) or (B) any material Asset (other than in the Ordinary Course of Business of the Company and its Subsidiaries);

(iii) any Contractual Obligation concerning or consisting of a partnership, limited liability company, joint venture or similar agreement;

(iv) any Contractual Obligation under which the Company or any of its Subsidiaries has permitted any Asset to become Encumbered (other than by a Permitted Encumbrance);

(v) any Contractual Obligation (A) under which the Company or any of its Subsidiaries has created, incurred, assumed or guaranteed any Debt or (B) under which any other Person has guaranteed any Debt of the Company or any of its Subsidiaries;

(vi) any Contractual Obligation containing covenants that in any way purport to (A) restrict any business activity (including the solicitation, hiring or engagement of any Person or the solicitation of any customer) of the Company or any of its Subsidiaries or any Affiliate thereof or (B) limit the freedom of the Company or any of its Subsidiaries or any Affiliate thereof to engage in any line of business or compete with any Person;

(vii) any Contractual Obligation under which the Company or any of its Subsidiaries is, or may become, obligated to incur any severance pay or Compensation obligations that would become payable by reason of this Agreement or the Contemplated Transactions;

(viii) any Contractual Obligation under which the Company or any of its Subsidiaries is, or may, have any Liability to any investment bank, broker, financial advisor, finder or other similar Person (including an obligation to pay any legal, accounting, brokerage, finder’s, or similar fees or expenses) in connection with this Agreement or the Contemplated Transactions;

(ix) any Contractual Obligation providing for the employment or consultancy of any Person on a full-time, part-time, consulting or other basis or otherwise providing Compensation or other benefits to any officer, director, employee or consultant (other than a Company Plan);

(x) any material agency, dealer, distributor, sales representative, marketing or other similar Contractual Obligation;

(xi) any outstanding general or special powers of attorney executed by or on behalf of the Company or any of its Subsidiaries;

(xii) any Contractual Obligation, other than Real Property Leases relating to the lease or license of any Asset, including Company Products and Intellectual Property Rights (and including all customer license and maintenance agreements) that is not included in Section 4.11(d) of the Company Disclosure Schedule;

(xiii) any Contractual Obligation under which the Company or any of its Subsidiaries has advanced or loaned an amount to any of its Affiliates or employees other than in the Ordinary Course of Business; and

(xiv) any other Contractual Obligation between the Company and any of its Subsidiaries, on the one hand, and any Securityholder (or Affiliate or Family Member thereof), on the other hand, that will continue in effect after the Closing.

The Company has delivered or made available to Parent accurate and complete copies of each written Contractual Obligation listed in Section 4.16 of the Company Disclosure Schedule, in each case, as amended or otherwise modified and in effect. The Company has delivered or made available to Parent a written summary setting forth all of the material terms and conditions of each oral Contractual Obligation listed in Section 4.16 of the Company Disclosure Schedule.

(b) Enforceability, etc. Each Contractual Obligation required to be disclosed in Section 4.10(a) (Real Property), Section 4.11(d) (IP Contracts), Section 4.14 (Employee Benefit Plans), Section 4.16 (Contracts), Section 4.17 (Government Contracts) Section 4.19 (Customers or Suppliers) or Section 4.22 (Insurance) of the Company Disclosure Schedule (each, a “Material Company Contract”) is Enforceable against the Company and, to the Knowledge of the Company, each other party to such Contractual Obligation, and is in full force and effect, and, subject to obtaining any necessary consents disclosed in Sections 4.03 and 4.04 of the Company Disclosure Schedule, will continue to be so Enforceable and in full force and effect on identical terms following the consummation of the Contemplated Transactions.

(c) Breach, etc. Neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any other party to any Material Company Contract is in material breach or violation of, or default under, or has repudiated any material provision of, any Material Company Contract.

Section 4.17. Government Contracts.

(a) Except as described in Section 4.17(a) of the Company Disclosure Schedule, neither the United States Government nor any prime contractor, subcontractor or other Person has notified the Company or any of its Subsidiaries in writing (which written notification is still outstanding and has not been canceled, withdrawn or resolved) that the Company or any of its Subsidiaries have in any material respect breached or violated any Legal Requirement, certification, representation, clause, provision or requirement pertaining to a Government Contract or Government Subcontract, and all material facts set forth or acknowledged by any such representations or certifications submitted by or on behalf of the Company in connection with a Government Contract or Government Subcontract were current, accurate and complete in all material respects on the date of submission.

(b) Except as set forth in Section 4.17(b) of the Company Disclosure Schedule:

(i) (A) each of the Company’s and its Subsidiaries’ Government Contracts and Government Subcontracts were legally awarded and (B) no Government Contract is the subject of bid or award protest proceedings as of the date of this Agreement;

(ii) neither the Company nor any of its Subsidiaries has received any written notice of termination for convenience, notice of termination for default, notice of breach, cure notice or show cause notice pertaining to a Government Contract or Government Subcontract, and no event, condition or omission has occurred or exists that would constitute grounds for such action;

(iii) no cost incurred by the Company or any of its Subsidiaries pertaining to a Government Contract or Government Subcontract has been questioned or challenged, is the subject of any audit or investigation or has been disallowed by any Governmental Authority in an amount that individually exceeds $10,000 or in the aggregate exceeds $25,000;

(iv) other than in the Ordinary Course of Business, neither the Company nor any of its Subsidiaries has undergone, and is not currently undergoing, any internal or external audit, review, inspection, investigation, survey or examination of records (collectively “Audits”) relating to any of its Government Contracts, Government Subcontracts, or bids, and no Audit has resulted in any disallowance of costs in a material amount or adverse finding with respect to any alleged unlawful conduct, misstatement or omission arising under or relating to any Government Contract, Government Subcontract, or bid;

(v) from January 1, 2007 through the date of this Agreement, neither the Company nor any of its Subsidiaries has had any adverse or negative past performance evaluation or rating relating to a Government Contract or Government Subcontract;

(vi) no Government Contract or Government Subcontract was awarded based upon the Company or its Subsidiaries qualifying as a Small Business Concern, HUBZone Small Business Concern, Veteran-Owned Small Business Concern, 8(a) Business Development Concern or other preferential status as afforded by the FAR, small business administration (“SBA”) regulations, other regulations or statutes;

(vii) no reasonable basis exists to give rise to a claim for fraud (as such concept is defined under the state or federal laws of the United States) in connection with any Government Contract or Government Subcontract or bid under the United States or a state civil or criminal False Claims Acts, the United States Procurement Integrity Act, the Truth in Negotiations Act, or other laws adopted by any Governmental Authority;

(viii) neither the Company nor any of its Subsidiaries has made any mandatory disclosure under FAR 52.20313 or any voluntary disclosure to any Governmental Authority with respect to any alleged. unlawful conduct, misstatement or omission arising under or relating to any Government Contract or Government Subcontract, and to the Knowledge of the Company there are no facts that would require mandatory disclosure under FAR 52.203-13;

(ix) there are no agreements or arrangements to which the Company or any of its Subsidiaries is a party under which any Governmental Authority acquires rights with respect to any Company Products or Owned Intellectual Property Rights except “limited rights” with respect to technical data or “restricted rights” with respect to software as contemplated by the provisions of Federal Acquisition Regulations (“FAR”) 48 C.F.R. 12.212, 2.101, and 227.7202-1 through 227.7202-4 (June 1995), 252.227-7013(a)(14) (Limited Rights), and 252.227-7014(a)(15) (Restricted Rights) of the Department of Defense (“DoD”) FAR Supplement and its successors, or the equivalent thereof under foreign applicable law, nor has any Governmental Authority acquired any rights outside of any such agreements, arrangements or subcontract as the result of providing any funding relating to the development of any Company Intellectual Property Rights; and the Company has complied with all applicable requirements for each subject invention (as defined in FAR section 52.227-11) such that the Company or one of its Subsidiaries exclusively owns the entire right, title and interest in and to each such subject invention free and clear of all Encumbrances; and

(x) there are no facts, involving the Company or any of its Subsidiaries that could reasonably be expected to result in an “Organizational Conflict of Interest” as defined in the FAR. The Company and its Subsidiaries are unaware of any such Organizational Conflict of Interest that could reasonably be expected to result from the execution and delivery of this Agreement and completion of the Contemplated Transactions.

(c) Except as set forth in Section 4.17(c) of the Company Disclosure Schedule, from January 1, 2007 through the date of this Agreement, none of the Company, its Subsidiaries, and, to the Knowledge of the Company, none of their directors, officers or employees, is or has been under administrative, civil or criminal investigation or indictment by any Governmental Authority, or any audit or investigation by the Company or its Subsidiaries, with respect to any alleged act or omission arising under or relating to any Government Contract or Government Subcontract.

(d) All invoices submitted under each Government Contract were accurate and complete, in all material respects, as of their submission date.

(e) From January 1, 2007 through the date of this Agreement, none of the Company or its Subsidiaries or any of their directors or officers has been debarred or suspended or proposed for debarment or suspension, or has been the subject of a finding of non-responsibility, and, to the Knowledge of the Company, no such debarment or suspension is threatened in writing, in each case, from participation in the award of any Government Contract or Government Subcontract. To the Knowledge of the Company there are no circumstances that would likely become a basis for the suspension or debarment of the Company or any of its Subsidiaries, or any of their officers, or employees, from bidding on or being awarded Government Contracts or Government Subcontracts.

(f) Section 4.17(f) of the Company Disclosure Schedule sets forth all of the facility clearances held by the Company or any of its Subsidiaries. The Company and its Subsidiaries possess all of the facility and personnel security clearances reasonably necessary to conduct the Business. The Company and its Subsidiaries are in compliance with all applicable national security obligations and security measures required by the Company’s and its Subsidiaries’ Government Contracts, Government Subcontracts or applicable Legal Requirements including, but not limited to, compliance with the National Industrial Security Operating Manual (DoD 5220.22-M, as amended), and, to the Knowledge of the Company, there are no facts or circumstances that would, or would reasonably be expected to, result in the suspension or termination of any Government security clearances or that would reasonably be expected to render the Company or its Subsidiaries ineligible for such security clearances in the future.

(g) Section 4.17(g) of the Company Disclosure Schedule sets forth a complete and correct list of each officer, employee or consultant of the Company or any of its Subsidiaries who currently holds or maintains or has otherwise been granted a security clearance by any Governmental Authority (each, a “Security Clearance Holder”) and the type, level or classification of each such security clearance. During the last three years, there has not been, and, to the Company’s Knowledge, there are no facts that could reasonably be expected to give rise to, any revocation, suspension or failure to renew any security clearance of the Company, any of its Subsidiaries, any site or facility operated by the Company or any of its Subsidiaries or, to the Company’s Knowledge, any Security Clearance Holder.

(h) No Governmental Authority has revoked, suspended or failed to renew any security clearance held or maintained by or otherwise granted to the Company, nor has any Governmental Authority threatened to revoke, suspend or fail to renew any security clearance held or maintained by or otherwise granted to the Company any of its Subsidiaries or any site or facility operated by the Company or any of its Subsidiaries.

(i) Except as set forth in Section 4.17(i) of the Company Disclosure Schedule there are no outstanding claims against the Company or its Subsidiaries, either by a Governmental Authority or by any prime contractor, subcontractor, vendor or other third party arising under or relating to any Government Contract, Government Subcontract, bid or teaming agreement to which the Company or its Subsidiaries is a party.

(j) Unless prohibited by a Legal Requirement, and only to the extent allowed by Legal Requirement, the Company has disclosed or made available to Parent all material information relating to the nature and scope of its or any of its Subsidiaries’ material Classified Government Contracts and has provided Parent with access to complete and accurate copies of all contracts, statements of work and other documentation related thereto.

(k) There are no actual or to the Company’s Knowledge threatened prohibitions on the Company or any of its Subsidiaries to do business with, directly or indirectly, any Governmental Authority.

Section 4.18. Related Party Transactions. Except for the matters disclosed in Section 4.18 of the Company Disclosure Schedule, no Securityholder or Affiliate of any Securityholder and no officer or director or holder of more then 5% of any outstanding class of capital stock of the Company (or equivalent) of the Company or any of its Subsidiaries (or, to the Company’s Knowledge, any Family Member of any such Person who is an individual or any entity in which any such Person or any such Family Member thereof owns a material interest): (a) has any material interest in any material Asset owned or leased by the Company or any of its Subsidiaries or used in connection with the Business or (b) has engaged in any material transaction, arrangement or understanding with the Company or any of its Subsidiaries since January 1, 2009 (other than payments made to, and other Compensation provided to, such officers and directors in the Ordinary Course of Business of the Company and its Subsidiaries).

Section 4.19. Customers and Suppliers. Section 4.19 of the Company Disclosure Schedule sets forth a complete and accurate list of (a) the ten (10) largest customers of the Company and its Subsidiaries (measured by aggregate billings) during the eleven (11) month period ended on the Most Recent Balance Sheet Date, indicating the existing Contractual Obligations with each such customer by product or service provided and (b) the ten (10) largest suppliers of materials, products or services to the Company and its Subsidiaries (measured by the aggregate amount purchased by the Company) during the eleven (11) month period ended on the Most Recent Balance Sheet Date, indicating the Contractual Obligations for continued supply from each such supplier. Except as disclosed in Section 4.19 of the Company Disclosure Schedule, none of such customers or suppliers has cancelled, terminated or otherwise materially altered (including any material reduction in the rate or amount of sales or purchases or material increase in the prices charged or paid, as the case may be) or notified the Company or its Subsidiaries of any intention to do any of the foregoing or otherwise threatened in writing to cancel, terminate or materially alter (including any material reduction in the rate or amount of sales or purchases or material increase in the prices charged or paid as the case may be) its relationship with the Company or its Subsidiaries.

Section 4.20. Labor Matters. Except as disclosed in Section 4.20 of the Company Disclosure Schedule, there are no labor troubles (including any work slowdown, lockout, stoppage, picketing or strike) pending, or to the Company’s Knowledge, threatened between the Company or any of its Subsidiaries, on the one hand, and their employees, on the other hand, and there have been no such troubles since January 1, 2010. Except as disclosed in Section 4.20 of the Company Disclosure Schedule, (a) no employee of the Company or any of its Subsidiaries is represented by a labor union, (b) neither the Company nor any of its Subsidiaries is a party to, or otherwise subject to, any collective bargaining agreement or other labor union contract, (c) no petition has been filed or, to the Company’s Knowledge, any proceedings instituted by an employee or group of employees of the Company or any of its Subsidiaries with any labor relations board seeking recognition of a bargaining representative, (d) to the Company’s Knowledge, there is no organizational effort currently being made or threatened by, or on behalf of, any labor union to organize employees of the Company or any of its Subsidiaries, and (e) no demand for recognition of employees of the Company or any of its Subsidiaries has been made by, or on behalf of, any labor union. No executive officer’s or other Key Employee’s employment with the Company or any of its Subsidiaries has been terminated for any reason nor has any such officer or Key Employee notified the Company or any of its Subsidiaries of his or her intention to resign or retire since January 1, 2010.

Section 4.21. Litigation; Governmental Orders.

(a) Litigation. Except as disclosed in Section 4.21(a) of the Company Disclosure Schedule as of the date of this Agreement, there is no Action to which the Company or any of its Subsidiaries is a party (either as plaintiff or defendant) or to which their Assets are or may be subject that is pending, or to the Company’s Knowledge, threatened, nor, to the Company’s Knowledge, is there any basis for any of the foregoing. Except as disclosed in Section 4.21(a) of the Company Disclosure Schedule, there is no Action which the Company or any of its Subsidiaries currently intend to initiate.

(b) Governmental Orders. Except as disclosed in Section 4.21(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any written Government Order or any written notice of any Government Order that is applicable to the Company or any of its Subsidiaries or their Assets or the Business.

Section 4.22. Insurance. Section 4.22 of the Company Disclosure Schedule sets forth an accurate and complete list of all insurance policies by which the Company or any of its Subsidiaries, or any of their Assets, employees, officers or directors (or equivalent) or the Business have been insured since January 1, 2010 (the “Liability Policies”) and, with respect to such Liability Policies under which the Company or any Subsidiary, or any of their Assets, employees, officers or directors (or equivalent) or the Business are currently insured (the “Current Liability Policies”), their respective expiration dates. The list includes for each Liability Policy the type of policy, form of coverage, policy number and name of insurer. The Company has delivered or made available to Parent accurate and complete copies of all Liability Policies, in each case, as amended or otherwise modified and in effect. Section 4.22 of the Company Disclosure Schedule describes any self-insurance arrangements affecting the Company or any Subsidiary. The Company and its Subsidiaries maintain and have since January 1, 2005 maintained with financially sound and reputable insurers insurance with respect to its Assets, employees, officers and directors (or equivalent) and the Business, in such amounts and against such losses and risks as is required under the terms of any applicable Real Property Leases or other Contractual Obligations. Except as disclosed in Section 4.22 of the Company Disclosure Schedule, since January 1, 2005 no insurer (a) has questioned, denied or disputed coverage of any claim pending under any Liability Policy or (b) has threatened to cancel any Liability Policy. Except as disclosed in Section 4.22 of the Company Disclosure Schedule, to the Company’s Knowledge, no insurer plans to materially increase the premiums for, or materially alter the coverage under, any Current Liability Policy. Except as disclosed in Section 4.22 of the Company Disclosure Schedule, the Company and its Subsidiaries will after the Closing continue to have coverage under all of the Liability Policies with respect to events occurring prior to the Closing.

Section 4.23. Books and Records. The minute books and stock record books of the Company and its Subsidiaries are complete and correct and have been maintained in accordance with sound business practices and the stock record books of the Company and its Subsidiaries and the minute books of the Company and its Subsidiaries for the last three (3) years have been made available to Parent. The minute books of the Company and its Subsidiaries contain accurate and complete records of all meetings, and actions taken by written consent of, the stockholders, the Company Board and the Board of Directors of any of its Subsidiaries and any of their respective committees, respectively, and no meeting, or action taken by written consent, of any such stockholders, board of directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

Section 4.24. No Brokers. Neither the Company nor its Subsidiaries has Liability of any kind to, or is subject to any claim of, any broker, finder or agent in connection with the Contemplated Transactions other than fees and expenses payable or reimbursable to Pagemill Partners, pursuant to Contractual Obligations that have been disclosed to Parent.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

OF PARENT AND MERGER SUB.

In order to induce the Company to enter into and perform this Agreement and to consummate the Contemplated Transactions, each of Parent and Merger Sub, jointly and severally, represents and warrants to the Company that as of the date of this Agreement and as of the Closing Date:

Section 5.01. Organization.

(a) Parent is a corporation duly organized, validly existing and in good standing under the laws of The Commonwealth of Massachusetts and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

(b) Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Merger Sub was organized for the purpose of engaging in the Contemplated Transactions, and has conducted no other business.

Section 5.02. Power and Authorization. Each of Parent and Merger Sub has all requisite power and authority necessary for the execution, delivery and performance by it of its obligations under this Agreement and each Ancillary Agreement to which it is or will be a party. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and each Ancillary Agreement to which it is or will be a party and the consummation of the Contemplated Transactions by each of Parent and Merger Sub are within the power and authority of Parent and/or Merger Sub, as the case may be, and have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement and each Ancillary Agreement to which Parent and/or Merger Sub is, or will be at Closing, a party (a) have been (or, in the case of Ancillary Agreements to be entered into at the Closing, will be when executed and delivered) duly executed and delivered by Parent and/or Merger Sub, as the case may be, and (b) is (or in the case of Ancillary Agreements to be entered into at the Closing, will be when executed and delivered) a legal, valid and binding obligation of Parent and/or Merger Sub, as the case may be, Enforceable against Parent and/or Merger Sub in accordance with its terms.

Section 5.03. Authorization of Governmental Authorities. Except as disclosed in Section 5.03 of the Parent Disclosure Schedule, no action by (including any authorization, consent or approval of), or in respect of, or filing with, any Governmental Authority is required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by Parent or Merger Sub of this Agreement and each Ancillary Agreement to which either of them is, or will be at Closing, a party or (b) consummation of the Contemplated Transactions by Parent and Merger Sub.

Section 5.04. Noncontravention. Except as disclosed in Section 5.04 of Parent Disclosure Schedule, none of the authorization, execution, delivery and performance by either Parent or the Merger Sub of this Agreement or any Ancillary Agreement to which either of them is, or will be at Closing, a party nor the consummation of the Contemplated Transactions will:

(a) assuming the taking of any action by (including the obtaining of each necessary authorization, consent or approval) or in respect of, and the making of all filings with, Governmental Authorities, in each case, as disclosed in Section 5.03 of the Parent Disclosure Schedule, violate any provision of any Legal Requirement applicable to Parent or Merger Sub; or

(b) conflict with or result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or require any action by (including any authorization, consent or approval) or notice to any Person under, any of the terms, conditions or provisions of (i) any Governmental Order applicable to or otherwise affecting Parent or Merger Sub or any of their respective assets or properties, (ii) any material Contractual Obligation of Parent or Merger Sub, or (iii) the Organizational Documents of the Parent or Merger Sub.

Section 5.05. No Brokers. Neither Parent nor Merger Sub has Liability of any kind to any broker, finder or agent with respect to the Contemplated Transactions for which any of the Securityholders could be liable.

Section 5.06. Merger Sub Capitalization. The authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common Stock, all of which is issued and outstanding and is owned, of record and beneficially, by Parent, as Merger Sub’s sole stockholder. All of the outstanding shares of Merger Sub Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, and not subject to or issued in violation of any preemptive rights, any purchase option, call option, right of first refusal, subscription right or any similar right.

Section 5.07. Litigation. There is no Action pending or as to which Parent has received any written notice of assertion, which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the Contemplated Transactions.

Section 5.08. Financing. Parent has or will have sufficient cash and/or available borrowing capacity to pay the Total Merger Consideration and to make all other payments of fees and expenses in connection with the negotiation and Closing of the Contemplated Transactions.

ARTICLE VI

COVENANTS OF THE PARTIES.

Section 6.01. Conduct of the Business of the Company and its Subsidiaries. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company will (except to the extent that Parent shall otherwise consent in writing), and will cause each of its Subsidiaries to, carry on its business in the usual and ordinary course in substantially the same manner as heretofore conducted, pay its Debts and Taxes when due, pay or perform other obligations when due, and use its commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers and Key Employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it. Without limiting the foregoing and except as expressly contemplated by this Agreement, the Company shall not, and shall cause its Subsidiaries to not, without the prior written consent of Parent:

(a) authorize or effect any amendment to or change any of its Organizational Documents;

(b) (i) make any payments or enter into any commitment or transaction, (ii) waive or release any right or claim, (iii) fail to pay, or delay in paying, accounts payable when due, (iv) accelerate the payment of any accounts receivable, or (v) change any cash management practices, in each case outside of the Ordinary Course of Business or inconsistent with prior practice;

(c) create any Subsidiary of the Company;

(d) issue, grant, deliver or sell, or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any Equity Interest with respect to the Company or any Subsidiary;

(e) re-price or amend the terms of any Equity Interest or the terms of any agreement with respect to an Equity Interest, including accelerating the vesting thereof, except as contemplated by Section 3.04(a);

(f) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any Person or division thereof, or otherwise acquire or agree to acquire outside of the ordinary course of business consistent with prior practice any assets in any amount;

(g) modify or amend any material Contractual Obligation, Government Contract or Government Subcontract;

(h) initiate, cancel, compromise, settle, waive or release any Action;

(i) make any changes to its financial accounting principles or practices, other than as may be required by GAAP;

(j) (i) hire or engage any employees, consultants or contractors, or encourage any employees, consultants or contractors to resign from the Company or any of its Subsidiaries, or promote any employees or change the employment status or titles of any employees, except for the hiring or promotion of employees or engagements of consultants or contractors in the Ordinary Course of Business at compensation rates comparable to other employees, consultants or contractors at similar levels; (ii) adopt, enter into, materially amend or terminate any Company Plan, or (iii) grant any increase in the wages, salary, bonus or other compensation, remuneration or benefits of any employee of the Company or its Subsidiaries;

(k) fail to use commercially reasonable efforts to keep in full force all insurance policies described in Section 4.22;

(l) enter into any agreement that contains any provision relating to the “change of control” of the Company or any of its Subsidiaries or that would trigger a Change of Control Payment;

(m) take any action that would have been a breach of or would reasonably be expected to cause a breach of any of the provisions of Section 4.07 (Absence of Certain Developments) had such action occurred after December 31, 2010 and prior to the date of this Agreement (without regard to disclosures in the Company Disclosure Schedule);

(n) incur any Debt, draw down or borrow any amounts under any existing agreements with respect to Debt, guarantee any Debt of any Person, issue or sell any Debt securities of the Company or any of its Subsidiaries or purchase or guarantee any Debt securities of others, except for advances to employees for travel and business expenses in the Ordinary Course of Business and consistent with prior practice;

(o) make any payment of, or in respect of, any Tax to any Person or any Governmental Authority, except to the extent that the Company reasonably believes in good faith such payment is in respect of a Tax that is due and payable or has been properly estimated in accordance with applicable Legal Requirement as applied in a manner consistent with the prior practice of the Company and its Subsidiaries;

(p) make or change any material Tax election, change an annual accounting period, adopt or change any accounting method with respect to Taxes, file any amended Tax Return, enter into any closing agreement, settle or compromise any proceeding with respect to any Tax claim or assessment relating to the Company or any of its Subsidiaries, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any of its Subsidiaries, or file any material Tax Return, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or filing would have the effect of increasing the Tax liability of the Company or any of its Subsidiaries for any period ending after the Closing Date or decreasing any Tax attribute of the Company or any of its Subsidiaries existing on the Closing Date;

(q) make any Distribution; or

(r) take, or agree in writing or otherwise to take, any of the actions described in 6.01(a) through (q) above, or any other action that would prevent the Company from performing or cause the Company not to perform its obligations hereunder.

Section 6.02. Access to Information. The Company shall provide Parent and its Representatives reasonable and prompt access during normal business hours during the period prior to the Effective Time to (a) all of the properties, facilities, books, agreements, records, customers and employees of the Company and its Subsidiaries and (b) all other information concerning the business, finances, properties, products, services, ongoing disputes, litigation, technology and personnel of the Company and its Subsidiaries as Parent may request. The Company will provide Parent and its Representatives copies of internal financial statements promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 6.02 or otherwise shall affect or be deemed to modify or qualify any representation or warranty of the Company or the conditions to the obligations of the parties to consummate the Merger or the other Contemplated Transactions.

Section 6.03. Commercially Reasonable Efforts; Notices and Consents. Subject to the terms and conditions of this Agreement, each of the parties hereto shall use its commercially reasonable efforts to take or cause to be taken all actions, to file or cause to be filed all documents, to give or cause to be given all notices to Governmental Authorities or other Persons, to obtain or cause to be obtained all authorizations, consents, waivers, approvals, permits or orders from Governmental Authorities or other Persons, and to do or cause to be done all other things necessary, proper or advisable, in order to consummate and make effective the Contemplated Transactions (including satisfaction, but not waiver, of the closing conditions set forth in Articles VII and VIII) and to allow the Business to be operated following the Closing in the same manner as it is operated prior to the Closing.

Section 6.04. Expenses. Each party will pay its own respective financial advisory, legal, accounting and other expenses incurred by it or for its benefit in connection with the preparation and execution of this Agreement and the Ancillary Agreements, the compliance herewith and therewith and the Contemplated Transactions; provided, that in the event that the Merger is consummated, such expenses incurred by the Company will be borne by the Securityholders as contemplated by Section 3.02.

Section 6.05. Notification of Certain Matters. The Company shall give prompt written notice to Parent of: (a) the occurrence or non-occurrence of any event that is likely to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time; (b) any failure to comply with or satisfy in any material respect any of the covenants, conditions or agreements to be complied with or satisfied by it hereunder; and (c) any event, condition, fact or circumstance that would reasonably be expected to make any of the conditions set forth in Article VII required to be satisfied by it incapable of being satisfied in a timely manner; provided, however, that the delivery of any notice pursuant to this Section 6.05 shall not limit or otherwise affect any remedies available to the party receiving such notice.

Section 6.06. Publicity. Prior to the Effective Time, no public announcement or disclosure (including any general announcement to employees, customers or suppliers) will be made by any party with respect to the subject matter of this Agreement or the Contemplated Transactions without the prior written consent of Parent, Merger Sub, the Company and the Securityholders’ Representative; provided, that the provisions of this Section 6.06 shall not prohibit (a) any disclosure required by any applicable Legal Requirements (in which case the disclosing party will provide the other parties with the opportunity to review and comment in advance of any proposed press releases) or (b) any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or any Ancillary Agreement or the Contemplated Transactions.

Section 6.07. Conditions to the Contemplated Transactions; Further Assurances.

(a) Each of the parties to this Agreement shall use its commercially reasonable efforts to: (a) fulfill and cause to be fulfilled the conditions to Closing to be satisfied by it under this Agreement; (b) comply promptly with all Legal Requirements which may be imposed on such party with respect to the Contemplated Transactions and will promptly cooperate with and furnish information to any other party hereto in connection with any such requirements imposed upon such other party in connection with the Contemplated Transactions; (c) obtain and make (and will cooperate with the other parties in obtaining or making) any consent, authorization, order or approval of, or any registration, declaration, or filing with, or an exemption by, any Governmental Authority, or other third party, required to be obtained or made by such party in connection with the Contemplated Transactions or the taking of any action contemplated thereby or by this Agreement or any Ancillary Agreement; and (d) at the request of another party hereto, execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of the Merger and the other Contemplated Transactions.

(b) From and after the Closing Date, upon the request of either the Securityholders’ Representative or the Company, each of the parties hereto shall do, execute, acknowledge and deliver all such further acts, assurances, deeds, assignments, transfers, conveyances and other instruments and papers as may be reasonably required or appropriate to carry out the Contemplated Transactions. No party shall take any action that is designed or intended to have the effect of discouraging any lessor, licensor, supplier, distributor or customer of the Company or other Person with whom the Company has a relationship from maintaining the same relationship with the Company after the Closing as it maintained prior to the Closing.

Section 6.08. Certain Employment and Employee Benefits Matters.

(a) Each Person who was an employee of the Company or any Subsidiary immediately prior to the Effective Time, shall be, at the Effective Time, an at-will employee of the Surviving Corporation or such Subsidiary, as applicable, to the extent permitted by applicable law (a “Continuing Employee”); provided that each employee employed in the United States shall provide proof of the right to work in the United States.

(b) Until the first anniversary of the Closing, each Continuing Employee shall, while employed by the Surviving Corporation or the applicable Subsidiary, either (i) be eligible to receive salary and benefits (such as medical benefits, bonus opportunities and 401(k) plan participation) that are substantially comparable in the aggregate to those provided to the Continuing Employees as of the date of this Agreement or (ii) be eligible to receive salary and benefits that are comparable in the aggregate to those provided to employees of Parent with comparable duties.

(c) With respect to each benefit plan, program, practice, policy or arrangement maintained by Parent, if Parent allows any Continuing Employee to participate in any such benefit plan, program, procedure, policy or arrangement, Parent shall take commercially reasonable action to provide that each Continuing Employee shall be given credit, for the purpose of any service requirements for participation eligibility, vesting and vacation accrual for his or her period of continuous coverage under comparable benefit plans, programs, practices, policies and arrangements of the Company or its Subsidiaries prior to the Effective Time; provided, however, that Continuing Employees shall not be credited for service with the Company or any Subsidiary for purposes of benefit accruals under any ERISA retirement plan of Parent or its Subsidiaries. Parent shall take commercially reasonable action to provide that no Continuing Employee, or any of his or her eligible dependents, who, at the Effective Time, are participating in a Company group health plan shall be excluded from Parent’s group plan, or limited in coverage thereunder, by reason of any waiting period restriction or pre-existing condition limitation. Parent shall take commercially reasonable action to provide that each Continuing Employee shall receive credit for any deductibles that such individual has paid or has been charged with under any Company group health plan during the calendar year in effect at the Effective Time to the extent consistent with the applicable policies of the insurance carrier or other provider.

(d) Except as otherwise provided herein, Parent is under no obligation to hire or retain any employee, independent contractor or consultant, or provide any employee, independent contractor or consultant with any particular benefits, or make any payments or provide any benefits to those employees, independent contractors or consultants whom Parent chooses not to employ or subsequently terminates, except as otherwise required by applicable law.

(e) Parent hereby acknowledges the Company’s obligations under the Company’s Executive Retention and Severance Plan (the “Severance Plan”), a copy of which has been furnished or made available to Parent. The Company confirms that Kevin Carnino and Thomas O’Hara are the only participants in the Severance Plan. In accordance with the provisions of the Severance Plan, Parent confirms that it will cause the Surviving Corporation to perform its Contractual Obligations under the Severance Plan, except to the extent that such Contractual Obligations are waived by such participants.

(f) Notwithstanding anything herein to the contrary in this Agreement, except as provided in Section 6.08(e), nothing in this Section 6.08 shall create any third party beneficiary right in any Person, and no provision in this Agreement shall create any right to employment or continued employment or to a particular term or condition of employment with the Parent, or any of their respective Affiliates (including, following the Closing, the Surviving Corporation or any of its Subsidiaries). Nothing in this Section 6.08 or any other provision of this Agreement (i) shall be construed to establish, amend, or modify any benefit or compensation plan or program, agreement, or (ii) shall limit the ability of Parent or any of its Affiliates (including, following the Closing, the Surviving Corporation) to amend, modify or terminate any benefit plan, program or agreement at any time assumed, established, sponsored or maintained by any of them.

Section 6.09. Directors’ and Officers’ Indemnification and Insurance.

(a) Subject to the provisions of Section 9.05, for a period of six (6) years after the Closing Date, in the event of any threatened or actual Action, whether civil, criminal or administrative, in which any person who is now, or has been at any time prior to the Closing, a director or officer of the Company (the “Indemnified Parties”) is, or is threatened to be, made a party thereto based in whole or in part on (i) the fact that such person is or was a director or officer of the Company or (ii) this Agreement or any of the Contemplated Transactions hereby, whether in any case asserted or arising before, on or after the Closing, the Company shall indemnify and hold harmless such person from and against such Action to the full extent required under, and subject to the terms and conditions of, the Company’s Articles of Incorporation as in effect on the date hereof.

(b) Prior to the Closing Date, the Company shall purchase an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage for the Company’s directors and officers in a form acceptable to the Securityholders’ Representative that shall provide such directors and officers with coverage for six (6) years following the Closing Date of not less than the existing coverage and have other terms not materially less favorable to the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company. The cost of such coverage shall be a Company Transaction Expense.

(c) The provisions of this Section 6.09 are intended to be for the benefit of, and enforceable by, each Indemnified Party and such Indemnified Party’s estate, administrators, executors, heirs and representatives, and nothing herein shall affect any indemnification rights that any such person may have under the Company’s Organizational Documents, any contract or applicable law.

(d) The obligations of Parent, Merger Sub, the Company and the Surviving Corporation under this Section 6.09 shall continue in full force and effect for a period commencing as of the Closing and ending as of the sixth anniversary of the Closing Date; provided, that all rights to indemnification in respect of any matter for which indemnification under this Section 6.09 has been asserted or made within such period shall continue until the final disposition of such matter.

(e) In the event that all or substantially all of the business or assets of the Surviving Corporation are sold, whether by merger, consolidation, sale of assets or securities or otherwise, in one transaction or a series of transactions, then Parent and the

Surviving Corporation shall, in each such case, take action to ensure that either (i) the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 6.09, or (ii) the Surviving Corporation remains responsible for the obligations set forth in this Section 6.09. The provisions of this Section 6.09 shall apply to all of the successors and assigns of the Surviving Corporation.

Section 6.10. Merger Sub and Surviving Corporation. Parent shall take all actions necessary to (a) cause Merger Sub and the Surviving Corporation to perform promptly their respective obligations under this Agreement (including to cause Merger Sub to consummate the Merger on the terms and conditions set forth in this Agreement) and (b) ensure that, prior to the Effective Time, Merger Sub shall not conduct any business, make any investments or incur or guaranty any Indebtedness, other than consummating the Merger pursuant to this Agreement.

Section 6.11. Section 280G Approval. If the Company or any of its Subsidiaries is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments, that will not be deductible under Section 280G of the Code if the stockholder approval requirements of Section 280G(b)(5)(B) of the Code are not satisfied, then the Company shall use its commercially reasonable efforts to obtain the Shareholder Approval (defined in Section 10.10 below) after the date hereof and in any event prior to the Effective Time.

Section 6.12. Shareholder Merger Approval.

(a) Pursuant to Section 603(b) of the CGCL, no later than December 23, 2011, the Company shall transmit to all of the Shareholders a solicitation of their approval and adoption of this Agreement and the Contemplated Transactions by written consent as provided by the CGCL and the Company’s Organizational Documents. Such submission, and any proxy or consent in connection therewith, shall specify that adoption of this Agreement shall constitute approval by the Shareholders of: (i) the escrow and indemnification obligations of the Securityholders set forth in Articles III, IX and X hereof and the deposit of the Escrow Amount and SR Escrow Amount with the Escrow Agent and (ii) the appointment of the Securityholders’ Representative, with the rights and responsibilities set forth in this Agreement.

(b) Any materials to be submitted to the Shareholders in connection with the solicitation of their approval of the Contemplated Transactions and this Agreement shall be subject to review and reasonable approval by Parent and shall include information regarding the Company, the terms of the Merger, this Agreement and the Ancillary Agreements, and the recommendation of the Company Board to adopt and approve this Agreement, the Escrow Agreement and the other Contemplated Transactions, and approve the Merger, and a statement that the Company Board has unanimously determined that the terms of the Merger and this Agreement are fair to and in the best interests of the Company and the Shareholders.

(c) The Company shall use its commercially reasonable efforts to obtain the approval or consent of as many of its Shareholders as possible as promptly as practicable following the date hereof.

ARTICLE VII

CONDITIONS TO THE OBLIGATIONS

OF PARENT AND MERGER SUB AT THE CLOSING.

The obligations of Parent and Merger Sub to consummate the Contemplated Transactions is subject to the fulfillment, or, to the extent permitted by law, waiver by Parent of each of the following conditions:

Section 7.01. Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall have been true and correct (in the case of representations and warranties qualified as to materiality) or true and correct in all material respects (in the case of other representations and warranties) on and as of the date of this Agreement and shall be so true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date.

Section 7.02. Agreements and Covenants. The Company shall have performed or complied in all material respects with all covenants and obligations of this Agreement required to be performed or complied with by it on or prior to the Closing Date.

Section 7.03. Delivery of Closing Certificates. The Company shall have delivered to the Buyer the following:

(a) Officer’s Certificate. A certificate, dated as of the Closing Date, signed by the Chief Executive Officer or the Chief Financial Officer of the Company, that each of the conditions set forth in Sections 7.01, 7.02 and 7.10 has been satisfied in all respects.

(b) Secretary’s Certificate. A certificate, dated as of the Closing Date, signed by the Secretary of the Company certifying as to (i) the names and incumbency of each of the officers of the Company executing this Agreement or any Ancillary Agreement, (ii) the Organizational Documents of the Company, (iii) all resolutions adopted by the Board of Directors and Shareholders of the Company in connection with this Agreement and the Contemplated Transactions, and (iv) such other matters as reasonably requested by counsel for Parent;

(c) FIRPTA Certificate. A certificate in the form of Exhibit E, dated as of the Closing Date, signed by the Chief Financial Officer of the Company; and

(d) Good Standing Certificates. Certificates of good standing with respect to the Company issued by the relevant Governmental Authorities of the Company’s jurisdiction of organization, as of a recent date.

Section 7.04. Qualifications. No provision of any applicable Legal Requirement and no Government Order will prohibit the consummation of any of the Contemplated Transactions.

Section 7.05. Absence of Litigation. No Action will be pending, and no Action will be threatened, by any Governmental Authority which seeks a Government Order, nor will there be any Government Order in effect, (a) which would prevent consummation of any of the Contemplated Transactions, (b) which would result in any of the Contemplated Transactions being rescinded following consummation, (c) which would limit or otherwise adversely affect the right of Parent (or any Affiliate thereof) to own the shares of the Surviving Corporation (including the right to vote such shares), to control the Company, or to operate all or any portion of the Business or Assets or any portion of the business or assets of Parent or any of its Affiliates or (d) which would compel Parent or any of its Affiliates to dispose of all or any portion of either the Business or Assets or the business or assets of Parent or any of its Affiliates.

Section 7.06. Consents, etc. All actions by (including any authorization, consent or approval) or in respect of (including notice to), or filings with, any Governmental Authority or other Person that are required to consummate the Contemplated Transactions, as disclosed in Section 7.06 of the Company Disclosure Schedule or as otherwise reasonably requested by Parent, will have been obtained or made, in a manner reasonably satisfactory in form and substance to Parent, and no such authorization, consent or approval will have been revoked.

Section 7.07. Proceedings and Documents. All corporate and other proceedings in connection with the Contemplated Transactions and all documents incident thereto will be reasonably satisfactory in form and substance to Parent and its counsel, and they will have received all such counterpart original and other copies of such documents as they may reasonably request.

Section 7.08. Ancillary Agreements. Each of the Ancillary Agreements will have been executed and delivered to the Parent and Merger Sub by each of the other parties thereto.

Section 7.09. Resignations. The Parent will have received the resignations, effective as of the Closing, of each of the officers and directors of the Company and PDI listed in the applicable section of Annex IV.

Section 7.10. No Material Adverse Change. Since the Most Recent Balance Sheet Date, there will not have occurred or arisen any events, changes, facts, conditions or circumstances, nor will there exist any events, changes, facts, conditions or circumstances, which individually or in the aggregate have resulted in or would reasonably be expected to result in a Material Adverse Effect.

Section 7.11. Payoff Letters and Lien Releases, etc. The Company will have obtained and delivered to the Parent customary payoff letters and lien release documentation reasonably satisfactory to the Parent and its counsel and lenders relating to the repayment of all Debt to be repaid at the Closing and the termination of all Encumbrances on any Assets securing any such Debt.

Section 7.12. DLA Opinion. DLA Piper shall have delivered a written opinion in the form of Exhibit F hereto.

Section 7.13. Non-Competition Agreements. Each of the persons named on Annex III hereto shall have executed and delivered to the Parent a non-competition agreement on the form of Exhibit G-1 or Exhibit G-2, hereto (the “Non-Competition Agreements”), as applicable, and the Non-Competition Agreements shall be in full force and effect.

Section 7.14. Principal Shareholders Agreements. Each of the Principal Shareholders will have entered into an agreement in the form of Exhibit H hereto (the “Principal Shareholders Agreements”) and the Principal Shareholders Agreements shall be in full force and effect.

ARTICLE VIII

CONDITIONS TO THE COMPANY’S

OBLIGATIONS AT THE CLOSING.

The obligations of the Company to consummate the Contemplated Transactions is subject to the fulfillment, or, to the extent permitted by law, waiver by the Company of each of the following conditions:

Section 8.01. Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall have been true and correct (in the case of representations and warranties qualified as to materiality) or true and correct in all material respects (in the case of other representations and warranties) on and as of the date of this Agreement and shall be so true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date.

Section 8.02. Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all covenants and obligations of this Agreement required to be performed or complied with by them on or prior to the Closing Date.

Section 8.03. Officers Certificate. Parent shall have delivered to the Company an officer’s certificate confirming that each of the conditions set forth in Section 8.01 and Section 8.02 have been satisfied in all respects.

Section 8.04. Qualifications. No provision of any applicable Legal Requirement and no Government Order will prohibit the consummation of any of the Contemplated Transactions.

Section 8.05. Absence of Litigation. No Action will be pending, and no Action will be threatened, by any Governmental Authority which seeks a Governmental Order, nor will there be any Governmental Order in effect, (a) which would prevent consummation of any of the Contemplated Transactions or (b) which would result in any of the Contemplated Transactions being rescinded following consummation.

Section 8.06. Ancillary Agreements. Each of the Ancillary Agreements to which the Company is party will have been executed and delivered to the Company by each of the other parties thereto (other than the Company, any Securityholders and the Securityholders’ Representative).

ARTICLE IX

INDEMNIFICATION.

Section 9.01. Indemnification by the Securityholders.

(a) Indemnification. Subject to the limitations set forth in this Article IX, from and after the Effective Date, each Securityholder shall severally, and not jointly, in accordance with their respective Pro Rata Escrow Percentages (or in the case of subclause (iii) below, severally and solely as to itself and in the case of Tax Claims not covered by the Escrow Amount, as provided in paragraph (b) below) indemnify and hold harmless Parent and its Affiliates (including, following the Closing, the Company and its Subsidiaries), and the Representatives, Affiliates, successors and assigns of each of the foregoing Persons (each, a “Parent Indemnified Person”), from, against and in respect of any and all Actions, Liabilities, Government Orders, Encumbrances, losses, damages, bonds, dues, assessments, fines, penalties, Taxes, fees, costs (including costs of investigation, defense and enforcement of this Agreement), expenses or amounts paid in settlement (in each case, including reasonable attorneys’ and experts’ fees and expenses, but excluding internal personnel costs related thereto), whether or not involving a Third Party Claim (collectively, “Losses”), incurred or suffered by the Parent Indemnified Persons or any of them as a result of, arising out of or relating to, directly or indirectly:

(i) any fraud or intentional misrepresentation on the part of the Company (or any Affiliate or Representative thereof) or any breach of, or inaccuracy in, any representation, warranty or statement made by or on behalf of the Company in this Agreement or in any Schedule or certificate delivered by or on behalf of the Company pursuant to this Agreement (in each case, assuming that all qualifications contained in this Agreement and each such Schedule or certificate as to materiality, the phrase “substantial compliance”, the words “material” and “materially” and all similar phrases and words were deleted therefrom);

(ii) any breach or violation of any covenant or agreement of the Company in this Agreement to the extent required to be performed or complied with by the Company at or prior to the Closing in or pursuant to this Agreement and any other obligation set forth in this Agreement described as an obligation of the Securityholders;

(iii) with respect to any Securityholder, any breach by such Securityholder of any representation, warranty or covenant in any Ancillary Agreement to which it is a party;

(iv) any of the matters identified in Section 9.01(a)(iv) of the Company Disclosure Schedule (collectively, the “Specified Indemnity Matters”), but only with respect to Losses that exceed any specific reserve for the applicable Specified Indemnity Matter set forth as a current liability on the Final Closing Balance Sheet and Final Closing Statement (as finally determined pursuant to Section 3.05); or

(v) any Company Transaction Expenses, to the extent not paid by the Company prior to the close of business on the Business Day preceding the Closing Date and prior to calculation of the Net Working Capital, and not reflected as a current liability on the Final Closing Balance Sheet and Final Closing Statement (as finally determined pursuant to Section 3.05).

(b) Monetary Limitations. The Securityholders will have no obligation to indemnify the Parent Indemnified Persons pursuant to Section 9.01(a)(i) in respect of Losses arising from the breach of, or inaccuracy in, any representation, warranty or statement described therein unless and until the aggregate amount of all such Losses incurred or suffered by the Parent Indemnified Persons exceeds $300,000 (at which point the Securityholders will indemnify the Parent Indemnified Persons for all such Losses incurred or suffered pursuant to Section 9.1(a)(i) in excess of $300,000), and the Securityholders’ aggregate liability in respect of claims for indemnification pursuant to Sections 9.01(a)(i), 9.01(a)(ii), 9.01(a)(iv) and Section 9.01(a)(v) will be limited to the Escrow Amount as provided in Section 9.05(b); provided, that:

(i) The foregoing limitations will not apply to claims for indemnification pursuant to Section 9.01(a)(i) in respect of breaches of, or inaccuracies in, the representations and warranties set forth in Sections 4.01 (Organization), 4.02 (Power and Authorization), 4.04(b)(iii) (Noncontravention), 4.05 (Capitalization of Company), and 4.24 (No Brokers);

(ii) Claims for indemnification under Section 9.1(a)(ii), Section 9.01(a)(iv) and Section 9.01(a)(v) will not be subject to the $300,000 deductible referred to above but will be subject to the overall limitation set forth in Section 9.05(b); and

(iii) The foregoing limitations will not apply to claims based upon fraud or intentional misrepresentation.

Claims for indemnification pursuant to Section 9.01(a)(i) in respect of any breaches of Section 4.13 (Tax Matters) and claims for indemnification under Article X (collectively, “Tax Claims”) and claims for indemnification pursuant to any provision of Section 9.01(a)(iii) are not subject to the monetary limitations set forth in this Section 9.01(b).

In addition to the limitations provided in Section 9.05(b), the aggregate liability of any Securityholder in respect of claims for indemnification pursuant to Section 9.01(a) shall not exceed the total Merger Consideration and/or Option Payments received by such Securityholder; provided, that the foregoing limitation will not apply to claims based upon fraud or intentional misrepresentation and will not apply to any claim against such Securityholder pursuant to Section 9.01(a)(iii).

Notwithstanding anything to the contrary contained herein, other than with respect to claims based on the fraud or intentional misrepresentation of such Securityholder or a claim against such Securityholder pursuant to Section 9.01(a)(iii) and Tax Claims, no Securityholder shall be liable for more than its Pro Rata Escrow Percentage of any Loss subject to indemnification under

Section 9.01(a). With respect to any Tax Claims not fully covered by the Escrow Amount, each Securityholder will be liable for its Pro Rata Proceeds Percentage of such Tax Claims not fully covered by the Escrow Amount.

(c) Notwithstanding any other provision of this Agreement, the determination of the Taxes with respect to indemnification pursuant to this Article IX will be calculated without taking into account any deductions described in Section 10.05 below.

Section 9.02. Indemnification by the Parent.

(a) Indemnification. Subject to the limitations set forth in this Article IX, from and after the Closing, Parent shall indemnify and hold harmless each of the Securityholders and each of their respective Affiliates, and the Representatives, Affiliates, successors and assigns of each of the foregoing Persons (each, a “Securityholder Indemnified Person”), from, against and in respect of any and all Losses incurred or suffered by the Securityholder Indemnified Persons or any of them as a result of, arising out of or relating to, directly or indirectly:

(i) any fraud or intentional misrepresentation on the part of Parent (or any Affiliate or Representative thereof) or any breach of, or inaccuracy in, any representation, warranty or statement made by or on behalf of Parent in this Agreement or in any Schedule or certificate delivered by or on behalf of Parent pursuant to this Agreement (in each case, assuming that all qualifications contained in this Agreement and each such Schedule or certificate as to materiality, including each qualifying reference to the phrase “substantial compliance”, the words “material” and “materially” and all similar phrases and words were deleted therefrom); or

(ii) any breach or violation of any covenant or agreement of Parent (including under this Article IX) or any covenant or agreement of the Company to the extent required to be performed or complied with by the Company after the Closing, in either case in or pursuant to this Agreement.

(b) Monetary Limitations. Parent will have no obligation to indemnify the Securityholder Indemnified Persons pursuant to Section 9.02(a)(i) in respect of Losses arising from the breach of, or inaccuracy in, any representation, warranty or statement described therein unless and until the aggregate amount of all such Losses incurred or suffered by the Securityholder Indemnified Persons exceeds $300,000 (at which point the Parent will indemnify the Securityholder Indemnified Persons for all such Losses incurred or suffered pursuant to Section 9.2(a)(i) in excess of $300,000), and the Parent’s liability in respect of claims for indemnification pursuant to Section 9.02(a)(i) will not exceed an amount equal to the Escrow Amount; provided, that the foregoing limitations will not apply to (a) claims for indemnification pursuant to Section 9.02(a)(i) in respect of breaches of, or inaccuracies in, the representations and warranties set forth in Sections 5.01 (Organization), 5.02 (Power and Authorization), 5.04(b)(iii) (Noncontravention) and 5.05 (No Brokers) or (b) claims based upon fraud or intentional misrepresentation. Claims for indemnification pursuant to any other provision of Section 9.02(a) are not subject to the limitations set forth in this Section 9.02(b).

In addition to the limitations provided in this Section 9.02(b), Parent’s aggregate liability in respect to claims for indemnification pursuant to Section 9.02(a) shall not exceed the Total Merger Consideration; provided that the foregoing limitation will not apply to claims based upon fraud or intentional misrepresentation.

Section 9.03. Time for Claims; Notice of Claims.

(a) Time for Claims. No claim may be made or suit instituted seeking indemnification pursuant to Section 9.01(a)(i) or 9.02(a)(i) for any breach of, or inaccuracy in, any representation, warranty or statement or pursuant to Section 9.01(a)(iv) (with notice deemed to have been given as provided in paragraph (c) below) unless a written notice is provided to the Indemnifying Party:

(i) at any time, in the case of any breach of, or inaccuracy in, the representations and warranties set forth in Sections 4.01 (Organization), 4.02 (Power and Authorization), 4.04(b)(iii) (Noncontravention), 4.05 (Capitalization of the Company), 5.01 (Organization), 5.02 (Power and Authorization), 5.04(b)(iii) (Noncontravention) or 5.05 (No Brokers);

(ii) at any time, in the case of any claim or suit based upon fraud or intentional misrepresentation;

(iii) at any time prior to the 60th day after expiration of the applicable Tax statute of limitations, in the case of any breach of, or inaccuracy in, the representations and warranties set forth in Section 4.13 (Tax Matters); and

(iv) at any time prior to the second anniversary of the Closing Date (for example, if the Closing Date is December 27, 2011 the expiration date will be December 27, 2013), in the case of any breach of, or inaccuracy in, any other representation, warranty or statement in this Agreement or in any Schedule or certificate delivered pursuant to this Agreement.

Claims for indemnification under Article X (Tax Matters) may not be asserted after the 60th day after expiration of the applicable Tax statute of limitations, Claims for indemnification pursuant to any other provision of Sections 9.01(a) or 9.02(a) or are not subject to the limitations set forth in this Section 9.03.

(b) Written Notice of Indemnification Claims. In the event that any Indemnified Person wishes to make a claim for indemnification under this Article IX, the Indemnified Person shall give written notice of such claim to each Indemnifying Party (with all notices to the Securityholders being given to the Securityholders’ Representative within the applicable time limitations contained in Section 9.03(a)). Any such notice shall describe the breach or inaccuracy and other material facts and circumstances upon which such claim is based and the estimated amount of Losses involved, in each case, in reasonable detail in light of the facts then known to the Indemnified Person; provided, that no defect in the information contained in such notice from the Indemnified Person to any Indemnifying Party will relieve such Indemnifying Party from any obligation under this Article IX, except to the extent such failure to include information actually and materially prejudices such Indemnifying Party.

(c) With respect to the Specified Indemnity Matters, the Parent Indemnified Parties will not be required to provide any notice pursuant to this Section 9.03 in order to trigger the indemnification obligations of the Securityholders pursuant to Section 9.01(a)(iv), and for purposes of the fifteen (15) days period referred to in Section 9.04(b) below (if applicable), shall be deemed to have provided such written notice as of the Closing Date.

Section 9.04. Third Party Claims.

(a) Notice of Third Party Claims. Promptly after receipt by an Indemnified Person of written notice of the assertion of a claim by any Person who is not a party to this Agreement (a “Third Party Claim”) that may give rise to an Indemnity Claim against an Indemnifying Party under this Article IX, the Indemnified Person shall give written notice thereof to the Indemnifying Party; provided, that no delay on the part of the Indemnified Person in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation under this Article IX, except to the extent such delay actually and materially prejudices the Indemnifying Party. In connection with each such claim, the Indemnified Person shall cooperate with the reasonable requests of the Indemnifying Party and make available to the Indemnifying Party all information and personnel under its control as reasonably requested by the Indemnifying Party and relevant to the defense of such Third Party Claim.

(b) Assumption of Defense, etc. The Indemnifying Party will be entitled to participate in the defense of any Third Party Claim that is the subject of a notice given by or on behalf of any Indemnified Person pursuant to Section 9.04(a), subject to paragraph (f) below. In addition, the Indemnifying Party will have the right to assume control of the defense of the Indemnified Person against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Person so long as (i) the Indemnifying Party gives written notice that they or it will defend the Third Party Claim to the Indemnified Person within fifteen (15) days after the Indemnified Person has given notice of the Third Party Claim under Section 9.04(a) stating that the Indemnifying Party will, and thereby covenants to, indemnify, defend and hold harmless the Indemnified Person from and against the entirety of any and all Losses the Indemnified Person may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim (subject to any applicable monetary limitations specified in Section 9.01 or 9.02), (ii) the Indemnifying Party provides the Indemnified Person with evidence reasonably acceptable to the Indemnified Person that the Indemnifying Party will have adequate financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief against the

Indemnified Person, (iv) the Indemnified Person has not been advised by counsel that an actual or potential conflict exists between the Indemnified Person and the Indemnifying Party in connection with the defense of the Third Party Claim, (v) the Third Party Claim does not relate to or otherwise arise in connection with Taxes or any criminal or regulatory enforcement Action, (vi) settlement of, an adverse judgment with respect to, or conduct of the defense of the Third Party Claim by the Indemnifying Party is not, in the good faith judgment of the Indemnified Person, likely to be adverse to the Indemnified Person’s reputation or continuing business interests (including its relationships with current or potential customers, suppliers or other parties material to the conduct of its business) and (vii) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently. The Indemnified Person may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim; provided, that the fees and expenses of separate counsel retained by the Indemnified Person that are incurred prior to the Indemnifying Party’s assumption of control of the defense of the Third Party Claim will constitute Losses of the Indemnified Person for purposes of this Article IX.

(c) Limitations on Indemnifying Party Control. The Indemnifying Party will not consent to the entry of any judgment or enter into any compromise or settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Person unless such judgment, compromise or settlement (i) provides for the payment by the Indemnifying Party of money as sole relief for the claimant, (ii) results in the full and general release of all Indemnified Person from all liabilities arising or relating to, or in connection with, the Third Party Claim and (iii) involves no finding or admission of any violation of Legal Requirements or the rights of any Person and no effect on any other claims that may be made against the Indemnified Person.

(d) Indemnified Person’s Control. If the Indemnifying Party does not deliver the notice contemplated by clause (i) of Section 9.04(b), or the evidence contemplated by clause (ii) of Section 9.04(b) or is not otherwise entitled under Section 9.04(b) to assume the defense of a Third Party Claim, within fifteen (15) days after the Indemnified Person has given notice of the Third Party Claim pursuant to Section 9.04(a), or otherwise at any time fails to conduct the defense of the Third Party Claim actively and diligently, the Indemnified Person may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnified Person need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith). If such notice and evidence is given on a timely basis and the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently but any of the other conditions in Section 9.04(b) is or becomes unsatisfied, the Indemnified Person may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim; provided, that the Indemnifying Party will not be bound by the entry of any such judgment consented to, or any such compromise or settlement effected, without its prior written consent (which consent will not be unreasonably withheld, conditioned or delayed). In the event that the Indemnified Person conducts the defense of the Third Party Claim pursuant to this Section 9.04(d), the

Indemnifying Party will (i) advance the Indemnified Person promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses) and (ii) remain responsible for any and all other Losses that the Indemnified Person may incur or suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim to the fullest extent provided in this Article IX.

(e) Consent to Jurisdiction Regarding Third Party Claim. The Parent and the Securityholders’ Representative each hereby consents to the non-exclusive jurisdiction of any court in which any Third Party Claim may be brought against any Indemnified Person for purposes of any claim which such Indemnified Person may have against any such Indemnifying Party pursuant to this Agreement in connection with such Third Party Claim, and in furtherance thereof, the provisions of Section 12.09 are incorporated herein by reference, mutatis mutandis.

(f) Specified Indemnity Matter. With respect to all Third Party Claims related to the first Specified Indemnity Matter listed under Section 9.01(a)(iv) of the Company Disclosure Schedule, the Securityholders, as the Indemnifying Parties, will not have the right to control the defense and settlement of such Third Party Claims and the Parent will have the right to control the defense and settlement of such Third Party Claims subject to the terms and conditions set forth in paragraph (d) above (but the first sentence of Section 9.04(d) shall not apply).

Section 9.05. Indemnity Escrow.

(a) For as long as there are remaining funds out of the Escrow Amount, any and all amounts payable by the Securityholders as Indemnifying Party to a Parent Indemnified Person will be retained by Parent first out of such escrow funds, pursuant to the terms and conditions of the Escrow Agreement, and, subject to the next sentence, thereafter paid in cash directly by the Securityholders as herein provided in accordance with payment instructions provided by Parent.

(b) Notwithstanding anything in this Agreement to the contrary, the sole recourse of the Parent Indemnified Persons under this Article IX shall be to the escrow funds held with respect to the Escrow Amount, except for:

(i) claims under Section 9.01(a)(i) arising under Sections 4.01 (Organization), 4.02 (Power and Authorization), 4.04(b)(iii) (Noncontravention), 4.05 (Capitalization of Company), 4.13 (Tax Matters) and 4.24 (No Brokers);

(ii) claims under Section 9.01(a)(iii);

(iii) claims under Article X; and

(iv) claims based on fraud or intentional misrepresentation.

(c) As provided in the Escrow Agreement, the SR Escrow Amount may be used by the Securityholders’ Representative, at its sole discretion, to fund its costs and expenses incurred after the Closing Date.

Section 9.06. Knowledge and Investigation. The right of any Parent Indemnified Person or Securityholder Indemnified Person to indemnification pursuant to this Article IX will not be affected by any investigation conducted or knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy of any representation or warranty, or performance of or compliance with any covenant or agreement, referred to in Sections 9.01 and 9.02. The waiver of any condition contained in this Agreement or in any Ancillary Agreement based on the breach of any such representation or warranty, or on the performance of or compliance with any such covenant or agreement, will not affect the right of any Parent Indemnified Person or Securityholder Indemnified Person to indemnification pursuant to this Article IX based on such representation, warranty, covenant or agreement.

Section 9.07. Remedies Cumulative. The rights of each Parent Indemnified Person and Securityholder Indemnified Person under this Article IX are cumulative, and each Parent Indemnified Person and Securityholder Indemnified Person will have the right in any particular circumstance, in its sole discretion, to enforce any provision of this Article IX without regard to the availability of a remedy under any other provision of this Article IX.

Section 9.08. Sole Remedy. The parties agree that in addition to rights to specific performance pursuant to Section 12.10, indemnification pursuant to Article IX and Article X constitutes the sole and exclusive remedy available after the Closing to the Parent Indemnified Persons with respect to any Losses pursuant to Section 9.01 or Section 9.02, and breach or non-fulfillment of any representation, warranty, agreement, covenant, condition or any other obligation contained in this Agreement.

Section 9.09. Merger Consideration Adjustment. The parties agree that any indemnification payment made pursuant to this Agreement shall be treated as an adjustment to the Total Merger Consideration for Tax purposes, unless otherwise required by applicable law.

Section 9.10. Insurance. Notwithstanding anything contained in this Agreement to the contrary, but subject to the next sentence, no party shall be entitled to recover an amount pursuant to this Article IX, to the extent that such party or any of its Affiliates has already recovered such amount (calculated net of the costs incurred to collect such amount) from an insurance company. Nothing in this Section 9.10 or otherwise in this Agreement is intended to require any party to pursue claims against any insurer or to waive or modify the subrogation or similar rights of any insurer of any Person.

ARTICLE X

TAX MATTERS.

Section 10.01. Tax Indemnification. From and after the Closing Date, each Securityholder shall severally, and not jointly, in accordance with their respective Pro Rata Escrow Percentages (or based on their respective Pro Rata Proceeds Percentages with respect to Tax Claims not fully covered by the Escrow Amount, as provided in Section 9.01(b)) indemnify and hold harmless each Buyer Indemnified Person from, against and in respect of any and all Losses that constitute or that result from, arise out of or relate to, directly or indirectly (a) Taxes (or the non-payment thereof) of the Company and its Subsidiaries for all Pre-Closing Tax Periods, (b) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company or any of its Subsidiaries is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar Legal Requirement, (c) any and all Taxes incurred by the Company directly related to the distribution of proceeds for the Contemplated Transactions, and (d) any and all Taxes of any Person imposed on the Company or any of its Subsidiaries as a transferee or successor, pursuant to a Contractual Obligation, or otherwise. Any indemnification made pursuant to this Section 10.01 shall be made in accordance with the provisions of Section 9.05. Notwithstanding any other provision of this Agreement, the determination of the Taxes with respect to this Section 10.01 will be calculated without taking into account any deductions described in Section 10.05 below.

Section 10.02. Tax Return Preparation.

(a) Securityholders’ Representative shall cause to be prepared (and Parent shall cause to be subsequently filed) in a timely manner all Tax Returns related to Pre-Closing Tax Periods (other than Tax Returns for a Straddle Period) which are required to be filed by the Company and its Subsidiaries, to the extent such Tax Returns are due after the Closing Date. For the avoidance of doubt, Securityholders’ Representative shall be entitled to use funds from the SR Escrow Amount to engage any third party service providers to assist with such Tax Return preparation in its sole discretion. Securityholders’ Representative shall provide the Parent with a copy of each such Tax Return at least thirty (30) days prior to the due date for filing of such Tax Return (including any extensions thereof) and Parent shall have the right to review and comment on such Tax Return for a period of twenty (20) days after receipt thereof or, if required to be filed within thirty (30) days after the Closing Date, Securityholders’ Representative shall provide Parent with a copy of each such Tax Return as soon as possible following the Closing Date and sufficiently in advance of filing so Parent shall have a reasonable opportunity to review and comment on such Tax Return, and Securityholders’ Representative shall make such changes to such Tax Returns as are reasonably requested by Parent. With respect to any such Tax Return filed after the Closing Date that relates to any Pre-Closing Tax Period and upon the request of the Securityholders’ Representative, the Escrow Agent shall make a distribution from the Escrow Amount to the Parent three (3) days prior to the filing of such Tax Returns the amount of the aggregate Tax liabilities due, if any, with respect to such Pre-Closing Tax Periods; provided, however, that for purposes of determining the Tax liability due with respect to such Tax Return for purposes of calculating the Securityholders’ indemnification obligations, the determination of the Tax liability for any such Pre-Closing Tax Period will be calculated and determined excluding any deductions described in Section 10.05 below. The amounts actually due on the Tax Return (after giving effect to any deductions described in Section 10.5 below) shall promptly be paid by Parent to the appropriate Governmental Authority. Parent shall (a) use commercially reasonable efforts to enter into or amend the Company’s engagements with third party service providers assisting with such Tax Returns to assign and delegate authority to the Securityholders’ Representative, subject to the limitations set forth in this Section 10.02(a), as necessary for the Securityholders’ Representative to manage and direct such third party service providers with respect to the preparation of such Tax Returns, or (b) in the event that third party service providers will not agree to such assignment and delegation, then otherwise use commercially reasonable efforts to ensure that the Securityholders’ Representative shall have access to and the ability to direct (even if indirectly through Parent or the Company) the Company’s third party service providers in a manner reasonably sufficient to permit the Securityholders’ Representative to fulfill its obligations under this Section 10.02(a). Notwithstanding the foregoing, the Company shall retain the sole and exclusive authority and all obligations with respect to the filing of any such Tax Returns.

(b) For any Straddle Period of the Company or any of its Subsidiaries, Parent shall timely prepare or cause to be prepared, and file or cause to be filed, all Tax Returns required to be filed and shall pay all Taxes due with respect to such Tax Returns; provided, however, that (3) days prior to the filing of such Tax Returns the Escrow Agent shall distribute from the Escrow Amount the Securityholders’ allocable share of the aggregate Tax liabilities due with respect to such Tax Returns; provided, further, that for purposes of determining the Tax liability due with respect to such Tax Return for purposes of calculating the Securityholders’ indemnification obligations, the Tax liability for any such Straddle Period will be calculated excluding any deductions described in Section 10.05 below. Parent shall permit the Securityholders’ Representative to review and comment on each such Tax Return described in the preceding sentence prior to the filing thereof, and Parent shall make such changes to such Tax Returns as are reasonably requested by the Securityholders’ Representative.

(c) If the filing of an amended Tax Return relating to a Pre-Closing Tax Period, the carryback of an item to a Pre-Closing Tax Period, or any election made with retroactive effect could give rise to an indemnifiable obligation under this Agreement, Parent will not allow such amendment of a Tax Return relating to a Pre-Closing Tax Period, the carryback of an item to a Pre-Closing Tax Period, or the making of such election with retroactive effect without the prior written approval of the Shareholders’ Representative, which approval shall not be unreasonably withheld, delayed or conditioned.

(d) With respect to any Tax Returns prepared pursuant to Section 10.2(a) or (b), if the parties disagree on whether a requested change is reasonable, the Securityholders’ Representative and Parent shall use their best efforts to resolve the dispute, and any resolution by them as to any disputed item shall be final, binding and conclusive as to the filing of such Tax Return. If Parent and the Securityholders’ Representative are unable to resolve all remaining disputes related to such Tax Returns, then Parent and the Securityholders’ Representative shall submit the items remaining in dispute to a Return Arbiter for resolution and any resolution by it as to any disputed item shall be final, binding and conclusive as to the filing of such Tax Return. The fees and expenses of the Return Arbiter shall be borne one half by the Securityholders (in the aggregate) and one-half by Parent.

Section 10.03. Computation of Taxes for Straddle Periods. For purposes of computing Taxes of the Company and its Subsidiaries for Straddle Periods:

(a) the amount of any Taxes of the Company including franchise taxes or Taxes based upon or measured by net income, receipts or gain for the portion of a Straddle Period tending on the Closing Date will be determined based on an interim closing of the books of the Company as of the close of business on the Closing Date (and for such purpose, the Taxable period of any partnership or other pass-through entity in which the Company holds a beneficial interest will be deemed to terminate at such time);

(b) the amount of Taxes, other than franchise Taxes or Taxes of the Company based upon or measured by net income, receipts or gain, for the portion of a Straddle Period ending on the Closing Date will be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction, the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period;

Section 10.04. Section 338(g). Parent will not make an election pursuant to Section 338(g) of the Code with respect to the Contemplated Transactions.

Section 10.05. Allocation of Certain Expenses.

(a) Any Company Transaction Expenses, to the extent not required to be capitalized and included in Parent’s tax basis of the Company stock and to the extent otherwise permitted by applicable Legal Requirements, including the that requirements for accrual of the liability under Treasury Regulation Section 1.446-1(c)(1)(ii)(and any corresponding state or local provision) have been satisfied as of the end of the day on the Closing Date, shall be claimed as deductions for the Pre-Closing Tax Period ending on the Closing Date; and

(b) To the extent permitted by applicable Legal Requirements, including that the requirements for accrual of the liability under Treasury Regulation Section 1.446-1(c)(1)(ii)(and any corresponding state or local provision) have been satisfied as of the end of the day on the Closing Date, any income tax deductions attributable to payments due at Closing to holders of Vested Options shall be claimed as deductions for the Pre-Closing Tax Period ending on the Closing Date.

Section 10.06. Tax Sharing Agreements. All Tax sharing agreements (excluding, for avoidance of doubt, any commercial contracts entered into in the Ordinary Course of Business with lenders, vendors, customers or landlords which provide for indemnification with respect to Taxes) and all powers of attorney relating to Tax matters with respect to or involving the Company and its Subsidiaries will be terminated prior to the Closing and, after the Closing, the Company and its Subsidiaries will not be bound thereby or have any Liability thereunder.

Section 10.07. Certain Taxes and Fees. Parent shall cause the Company to pay 50%, and the Securityholders shall pay 50%, of all transfer, documentary, sales, use, stamp, registration and other such Taxes, and any conveyance fees or recording charges incurred in connection with the Contemplated Transactions and Parent shall cause the Company to file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges and, if required by applicable Legal Requirements.

Section 10.08. Cooperation on Tax Matters. Parent, the Company and the Securityholders’ Representative will cooperate fully, as and to the extent reasonably requested by any of Parent, the Company or the Securityholders’ Representative, in connection with any Tax matters relating to the Company (including by the provision of reasonably relevant records or information and providing access to, and the reasonable assistance of, Parent’s and the Surviving Corporation’s employees and representatives in connection with the Securityholders’ Representative’s responsibilities under Section 10.02(a)). The party requesting such cooperation will pay (or, in the case of requests by the Securityholders’ Representative, the Securityholders shall pay) the reasonable out-of-pocket expenses of the other parties.

Section 10.09. Control.

(a) Each of Parent and the Securityholders’ Representative shall promptly notify the other in writing upon receipt of a written notice of any issues in any pending or threatened Tax audits or assessments with respect to Taxes for any Pre-Closing Tax Periods (“Tax Contest Claims”); provided, however, that no failure or delay to provide notice of a Tax Contest Claim shall reduce or otherwise affect the obligations of the parties hereunder except to the extent the defense of such Tax Contest Claim is actually and materially prejudiced thereby.

(b) Parent shall cause appropriate powers of attorney to be executed to allow the Securityholders’ Representative to control, and the Securityholders’ Representative shall control, the conduct of any Tax Contest Claim, other than a Tax Contest Claim related to a Straddle Period, at the sole cost and expense of the Securityholders; provided, however, that (i) the Securityholders’ Representative must first consult, in good faith with Parent before taking any action with respect to the conduct of such Tax Contest Claim and shall keep Parent and the Company informed regarding the progress and substantive aspects of any such Tax Contest Claim, including providing Parent and the Company with all written materials relating to such Tax Contest Claim received from the relevant taxing authority and all written materials submitted to such taxing authority by the Securityholders’ Representative, (ii) Parent shall be entitled to participate in any such Tax Contest Claim at its own cost and expense, including having an opportunity to comment on any written materials prepared in connection with any such Tax Contest Claim and attending any conferences relating to any such Tax Contest Claim and (iii) the Securityholders’ Representative shall not compromise or settle any such Tax Contest Claim without obtaining Parent’s prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed.

(c) Parent or the Company shall control the conduct of any issues in any Tax Contest Claim in respect of Taxes for Straddle Periods; provided, however, that to the extent such Taxes are allocated pursuant to Sections 10.03 or 10.05 to the portion of the Straddle Period ending on the Closing Date (i) Parent must first consult, in good faith with the Securityholders’ Representative before taking any action with respect to the conduct of such Tax Contest Claim and Parent and the Company shall keep the Securityholders’ Representative informed regarding the progress and substantive aspects of any such Tax Contest Claim, including providing the Securityholders’ Representative with all written materials relating to such Tax Contest Claim received from the relevant taxing authority and all written materials submitted to such taxing authority by Parent or the Company, (ii) the Securityholders’ Representative shall be entitled to participate in any such Tax Contest Claim at the cost and expense of the Securityholders, including having an opportunity to comment on any written materials prepared in connection with any such Tax Contest Claim and to attend any conferences relating to any such Tax Contest Claim and (iii) the Company and Parent (to the extent it has any authority to compromise or settle Tax Contest Claims) shall not compromise or settle any such Tax Contest Claim without obtaining the Securityholders’ Representative’s prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed.

(d) In the event of any conflict between the provisions of this Section 10.09 and any other Section of this Agreement, this Section 10.09 shall control.

Section 10.10. Section 280G Vote Solicitation. If the Company or any of its Subsidiaries is obligated to make any payments, or is subject to a Contractual Obligation that under certain circumstances could obligate it to make any payments, that will not be deductible under Section 280G of the Code if the Shareholder approval requirements of Code Section 280G(b)(5)(B) are not satisfied, then the Company shall, as promptly as practicable after the date of this Agreement and in any event prior to the Effective Time, submit to the Shareholders for approval (the “Shareholder Approval”), in accordance with the terms of Section 280G(b)(5)(B) of the Code and regulations promulgated thereunder (the “Shareholder Approval Rules”), any payments and/or benefits that Parent and the Company mutually determine may separately or in the aggregate, constitute “parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), in an effort to ensure that such that such payments and benefits shall not be deemed to be “parachute payments” under Section 280G of the Code. Any submission for Shareholder Approval shall be subject to Parent’s prior review and approval, which shall not be unreasonably withheld or delayed. Prior to the Effective Time the Company shall deliver to Parent evidence satisfactory to Parent that the foregoing Shareholder Approval was solicited in conformance with the Shareholder Approval Rules and that either (A) the requisite Shareholder Approval was obtained with respect to any payments and/or benefits that were subject to the Shareholder vote, or (B) such approval was not obtained and as a consequence, such “parachute payments” shall not be made or provided, pursuant to the waivers of those payments and/or benefits which were executed by the affected individuals prior to the solicitation of the stockholder approval.

Section 10.11. Tax Treatment of Escrow. Parent and the Securityholders’ Representative agree:

(a) to treat the escrow funds attributable to amounts withheld from the Company’s Shareholders pursuant to Section 3.03(b) as a “contingent-at-closing escrow” as defined in Section 1.468B-8(b) of the proposed Treasury Regulations, with all items of taxable income or gain realized on such escrowed funds reported as taxable income or gain of the Parent; and

(b) to the extent permitted by applicable Legal Requirements, to treat the escrow funds attributable to amounts withheld from the Shareholders under the Company Stock Plans pursuant to Section 3.04 as not received or constructively received by such holders until distributed, if at all, from the escrow, with the understanding that the Escrow Agent shall pay to the Company, or its designee, for the benefit of any employee and former employee holders of Equity Interests, to be paid by the Company, or its designee, to such employee and former employee holders of Equity Interests that are entitled to receive a distribution, with the payments made pursuant to customary payroll payment procedures and with payments subject to all applicable income, employment and other tax withholding.

ARTICLE XI

TERMINATION

Section 11.01. Termination of Agreement. This Agreement may be terminated at any time prior to the Closing Date as follows:

(a) by mutual written consent of Parent and the Company;

(b) by either the Company or Parent if the Closing shall not have occurred on or before March 31, 2012 (the “Outside Date”) by delivering written notice to the other party no earlier than five Business Days following the Outside Date; provided, however, that the right to terminate this Agreement under this Section 11.01(b) shall not be available to the Company or Parent if the Company’s or Parent’s, respectively, material breach of any representation, warranty or covenant in this Agreement shall have been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or prior to such date;

(c) by the Company if (i) there exists a breach of any representation or warranty of either Parent or Merger Sub contained in this Agreement such that the condition set forth in Section 8.01 would not be satisfied, or (ii) either Parent or Merger Sub shall have breached any of the covenants or agreements contained in this Agreement to be performed by it such that the condition set forth in Section 8.02 would not be satisfied and, in the case of clauses (i) or (ii), such breach has not been cured (or is incapable of being cured) by Parent and Merger Sub within 30 days following its receipt of notice from the Company of such breach;

(d) by Parent if (i) there exists a breach of any representation or warranty of the Company contained in this Agreement such that the condition set forth in Section 7.01 would not be satisfied, or (ii) the Company shall have breached any of the covenants or agreements contained in this Agreement to be performed by the Company such that the condition set forth in Section 7.02 would not be satisfied and, in the case of clauses (i) or (ii) such breach has not been cured (or is incapable of being cured) by the Company within 30 days following its receipt of notice from Parent of such breach; or

(e) by either Parent or the Company, if any Legal Requirement shall have been enacted or promulgated by any Governmental Authority or otherwise be in effect permanently enjoining or otherwise prohibiting or preventing the consummation of the transactions contemplated by this Agreement, and such Legal Requirement shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 11.01(e) shall not be available to any party whose material breach of any representation, warranty or covenant under this Agreement has been the primary cause of, or primarily resulted in, such Legal Requirement to have become applicable, and provided, further, that the party seeking to terminate this Agreement under this Section 11.01(e) shall have used its best efforts to cause the application of any such Legal Requirement to be vacated or lifted or to ameliorate the effects thereof.

Section 11.02. Effect of Termination. In the event of termination of this Agreement by a party hereto pursuant to and in accordance with Section 11.1 hereof, written notice thereof shall promptly be given by the terminating party to the other party hereto in accordance with Section 12.01 (Notices), and this Agreement shall thereupon terminate and become void and have no force or effect, and the transactions contemplated hereby shall be abandoned without further action by the parties hereto, except that the provisions of Section 6.04, Article XII and the Confidentiality Agreement shall survive the termination of this Agreement; provided, however, that no party shall be relieved or released from any liabilities or damages (which the parties hereby acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs) arising out of fraud or any breach of such party’s obligations under this Agreement.

ARTICLE XII

MISCELLANEOUS.

Section 12.01. Notices. Any notice, request, demand, claim or other communication required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered personally, delivered by nationally recognized overnight courier service, sent by certified or registered mail, postage prepaid, or (if a facsimile number is provided below) sent by facsimile (subject to electronic confirmation of good facsimile transmission). Any such notice, request, demand, claim or other communication shall be deemed to have been delivered and given (a) when delivered, if delivered personally, (b) the Business Day after it is deposited with such nationally recognized overnight courier service, if sent for overnight delivery by a nationally recognized overnight courier service, (c) the day of sending, if sent by facsimile prior to 5:00 p.m. (Eastern time) on any Business Day or the next succeeding Business Day if sent by facsimile after 5:00 p.m. (Eastern time) on any Business Day or on any day other than a Business Day or (d) five Business Days after the date of mailing, if mailed by certified or registered mail, postage prepaid, in each case, to the following address or, if applicable, facsimile number, or to such other address or addresses or facsimile number or numbers as such party may subsequently designate to the other parties by notice given hereunder:

If to the Company (prior to the Closing), to:

KOR Electronics

10855 Business Center Drive

Cypress, CA 90630

Telephone number: (714) 898-8200

Facsimile number: (714) 226-1241

Attention: Kevin Carnino

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

2000 University Avenue

East Palo Alto, CA 94301-2215

Telephone number: (650) 833-2243

Facsimile number: (650) 687-1200

Attention: Dennis C. Sullivan

If to the Parent (or to the Surviving Corporation after the Closing), to:

201 Riverneck Road

Chelmsford, MA 01824

Telephone number: (978) 967-1788

Facsimile number: (978) 256-0013

Attention: Gerald M. Haines II

with a copy (which shall not constitute notice) to:

Bingham McCutchen LLP

One Federal Street

Boston, MA 02110-1726

Telephone number: (617) 951-8852

Facsimile number: (617) 428-6419

Attention: John R. Utzschneider

If to the Securityholders’ Representative, to:

Shareholder Representative Services LLC

601 Montgomery Street

Suite 2020

San Francisco, CA 94111

Attention: Managing Director

Email: deals@shareholderrep.com

Telephone number: (415) 367-9400

Facsimile number: (415) 962-4147

with a copy (which shall not constitute notice) to:

DLA Piper LLP

2000 University Avenue

East Palo Alto, CA 94301-2215

Telephone number: (650) 833-2243

Facsimile number: (650) 687-1200

Attention: Dennis C. Sullivan

Each of the parties to this Agreement may specify a different address or addresses or facsimile number or facsimile numbers by giving notice in accordance with this Section 12.01 to each of the other parties hereto.

Section 12.02. Succession and Assignment; No Third-Party Beneficiaries. Subject to the immediately following sentence, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, each of which such successors and permitted assigns will be deemed to be a party hereto for all purposes hereof. No party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties (with the Securityholders’ Representative acting for all of the Securityholders), and any attempt to do so will be null and void ab initio; provided, that (a) the Parent may assign this Agreement and any or all of its rights and interests hereunder to one or more of its Affiliates or designate one or more of its Affiliates to perform its obligations hereunder, in each case, so long as the Parent is not relieved of any liability or obligations hereunder, (b) the Parent may assign this Agreement and any or all of its rights and interest hereunder to any purchaser of all or substantially all its assets or designate such purchaser to perform its obligations hereunder and (c) any of the Parent Indemnified Persons may collaterally assign any or all of its rights and obligations hereunder to any provider of debt financing to it or any of its Affiliates. Except as expressly provided herein, this Agreement is for the sole benefit of the parties hereto and their successors and permitted assignees and nothing herein expressed or implied will give or be construed to give any Person, other than the parties hereto and such successors and permitted assignees, any other right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. For the avoidance of doubt, it is hereby acknowledged and agreed by the parties hereto that an Indemnified Person that is not party hereto is intended to be an express third party beneficiary of this Agreement.

Section 12.03. Amendments and Waivers. No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, by Parent, the Company and the Securityholders’ Representative, or in the case of a waiver, against whom the waiver is to be effective. No waiver by any party of any breach or violation of, default under or inaccuracy in any representation, warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach or violation of, default under, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.

Section 12.04. Provisions Concerning the Securityholders’ Representative.

(a) Appointment. Upon the effectiveness of the Merger, each Securityholder shall be deemed to have irrevocably appointed Shareholder Representative Services LLC as the sole and exclusive agent, proxy and attorney-in-fact for each Securityholder for and on behalf of each such Securityholder, for all purposes of this Agreement, the Ancillary Agreements and the Contemplated Transactions, with full and exclusive power and authority to act on such Securityholder’s behalf (the “Securityholders’ Representative”). The appointment of the Securityholders’ Representative hereunder is coupled with an interest, shall be irrevocable and shall not be affected by the death, incapacity, insolvency, bankruptcy, illness or other inability to act of any Securityholder. Without limiting the generality of the foregoing, the Securityholder’ Representative is hereby authorized, on behalf of the Securityholders, to:

(i) in connection with the Closing, execute and receive all documents, instruments, certificates, statements and agreements on behalf of and in the name of each Securityholder necessary to effectuate the Closing and consummate the Contemplated Transactions;

(ii) receive and give all notices and service of process, make all filings, enter into all Contractual Obligations, make all decisions, bring, prosecute, defend, settle, compromise or otherwise resolve all claims, disputes and Actions, authorize payments in respect of any such claims, disputes or Actions, and take all other actions, in each case, with respect to the matters set forth in Section 3.05, Article IX or Article X or any other Actions directly or indirectly arising out of or relating to this Agreement or the Contemplated Transactions;

(iii) receive and give all notices, make all decisions and take all other actions on behalf of the Securityholders in connection with the Escrow Amount and SR Escrow Amount and the escrow funds, including giving any instructions or authorizations to the Escrow Agent to pay from such escrow funds any amounts owed by the Securityholders pursuant to this Agreement or otherwise in connection with the Contemplated Transactions;

(iv) execute and deliver, should it elect to do so in its good faith discretion, on behalf of the Securityholders, any amendment to, or waiver of, any term or provision of this Agreement, or any consent, acknowledgment or release relating to this Agreement; and

(v) take all other actions permitted or required to be taken by or on behalf of the Securityholders under this Agreement and exercise any and all rights that the Securityholders or the Securityholders’ Representative are permitted or required to do or exercise under this Agreement.

(b) Liability. The Securityholders’ Representative shall not be held liable by any of the Securityholders for actions or omissions in exercising or failing to exercise all or any of the power and authority of the Securityholders’ Representative pursuant to this Agreement, except in the case of the Securityholders’ Representative’s gross negligence, bad faith or willful misconduct. The Securityholders’ Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts that it reasonably determines to be experienced in the matter at issue, and will not be liable to any Securityholder for any action taken or omitted to be taken in good faith based on such advice. The Securityholders will jointly and severally indemnify (in accordance with their Pro Rata Escrow Percentages) the Securityholders’ Representative from any Losses arising out of its serving as the Securityholders’ Representative hereunder as such Losses are incurred or suffered, except for Losses finally adjudicated to have been primarily caused by the Securityholders’ Representative’s gross negligence, bad faith or willful misconduct. If not paid directly to the Securityholders’ Representative by the Securityholders, any such Losses may be recovered by the Securityholders’ Representative from (i) the funds in the SR Escrow Amount and (ii) the amounts of the Escrow Amount otherwise distributable to the Securityholders pursuant to the terms hereof and the Escrow Agreement at the time of distribution in accordance with written instructions delivered by the Securityholders’ Representative to the Escrow Agent; provided, that while this paragraph (b) allows the Securityholders’ Representative to be paid from the SR Escrow Amount and the Escrow Amount, this does not relieve the Securityholders form their obligation to promptly pay such Losses as such Losses are suffered or incurred, nor does it prevent the Securityholders’ Representative from seeking any remedies available to it at law or otherwise. The Securityholders’ Representative will be entitled to withdraw funds from the SR Escrow Amount to fund its expenses, as provided in the Escrow Agreement. The Securityholders’ Representative is serving in its capacity as such solely for purposes of administrative convenience, and is not personally liable in such capacity for any of the obligations of the Securityholders hereunder, and the Parent agrees that it will not look to the personal assets of the Securityholders’ Representative, acting in such capacity, for the satisfaction of any obligations to be performed by the Securityholders hereunder.

(c) Reliance on Appointment; Successor Securityholders’ Representative. The Parent and the other Parent Indemnified Persons may rely on the appointment and authority of the Securityholders’ Representative granted pursuant to this Section 12.04 until receipt of written notice of the resignation of the Securityholders’ Representative or the appointment of a successor Securityholders’ Representative made in accordance with this Section 12.04. In so doing, the Parent and the other Parent Indemnified Persons may rely on any and all actions taken by and decisions of the Securityholders’ Representative under this Agreement notwithstanding any dispute or disagreement among any of the Securityholders’ or the Securityholders’ Representative

with respect to any such action or decision without any Liability to, or obligation to inquire of, any Securityholder, the Securityholders’ Representative or any other Person. Any decision, act, consent or instruction of the Securityholders’ Representative shall constitute a decision of all the Securityholders and shall be final and binding upon each of the Securityholders. At any time after the Closing, with or without cause, by a written instrument that is signed in writing by holders of at least a majority-in-interest of the Securityholders (determined by reference to their respective Pro Rata Escrow Percentages) and delivered to Parent, the Securityholders may remove and designate a successor Securityholders’ Representative; provided, that such successor Securityholders’ Representative must be reasonably acceptable to Parent. If the Securityholders’ Representative shall at any time resign or otherwise cease to function in its capacity as such for any reason whatsoever, and no successor that is reasonably acceptable to Parent is appointed by such holders of a majority-in-interest of the Securityholders within ten (10) Business Days, then Parent shall have the right to appoint another Securityholder to act as the replacement Securityholders’ Representative who shall serve as described in this Agreement and, under such circumstances, the Parent and the other Parent Indemnified Persons shall be entitled to rely on any and all actions taken and decisions made by such replacement Securityholders’ Representative.

Section 12.05. Entire Agreement. This Agreement, together with the other Ancillary Agreements and any documents, instruments and certificates explicitly referred to herein, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect thereto. There are no restrictions, promises, warranties, covenants, or undertakings, other than those expressly provided for herein and therein.

Section 12.06. Counterparts; Facsimile Signature. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument. This Agreement will become effective when duly executed and delivered by each party hereto. Counterpart signature pages to this Agreement may be delivered by facsimile or electronic delivery (i.e., by email of a PDF signature page) and each such counterpart signature page will constitute an original for all purposes.

Section 12.07. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable Legal Requirements, be invalid or unenforceable in any respect, each party hereto intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable Legal Requirements.

Section 12.08. Governing Law. This Agreement, the rights of the parties hereunder and all Actions arising in whole or in part under or in connection herewith, will be governed by and construed and enforced in accordance with the domestic substantive laws of The Commonwealth of Massachusetts, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction, except to extent the CGCL applies to the Merger.

Section 12.09. Jurisdiction; Venue; Service of Process.

(a) Jurisdiction. Subject to the provisions of Sections 3.05 and 9.04(e), each of the parties to this Agreement, by its execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of the United States District Court located in The Commonwealth of Massachusetts, or if such Action may not be brought in federal court, the state courts of The Commonwealth of Massachusetts located in the City of Boston for the purpose of any Action among any of the parties relating to or arising in whole or in part under or in connection with this Agreement, any Ancillary Agreement or the Contemplated Transactions, (ii) hereby waives to the extent not prohibited by applicable Legal Requirements, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other Action in any other court other than one of the above-named courts or that this Agreement, any Ancillary Agreement or the subject matter hereof or thereof may not be enforced in or by such court and (iii) hereby agrees not to commence any such Action other than before one of the above-named courts. Notwithstanding the previous sentence a party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

(b) Venue. Each of the parties to this Agreement agrees that for any Action among any of the parties relating to or arising in whole or in part under or in connection with this Agreement, any Ancillary Agreement or the Contemplated Transactions, such party shall bring such Action only in the City of Boston. Notwithstanding the previous sentence a party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts. Each party hereto further waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction.

(c) Service of Process. Each of the parties to this Agreement hereby (i) consents to service of process in any Action among any of the parties hereto relating to or arising in whole or in part under or in connection with this Agreement, any Ancillary Agreement or the Contemplated Transactions in any manner permitted by Massachusetts law, (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 12.01, will constitute good and valid service of process in any such Action and

(iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.

Section 12.10. Specific Performance. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, each of the parties agrees that, without posting a bond or other undertaking, the other parties will be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity. Each party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert that the defense that a remedy at law would be adequate.

Section 12.11. Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY IN ANY ACTION WHATSOEVER BETWEEN OR AMONG THEM RELATING TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS AND THAT SUCH ACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first above written.

PARENT:	MERCURY COMPUTER SYSTEMS, INC.

	By:	/s/ Mark Aslett
Name: Mark Aslett
Title: President and Chief Executive Officer

MERGER SUB:	KING MERGER INC.

	By:	/s/ Mark Aslett
Name: Mark Aslett
Title: President

[Signature Page to Merger Agreement]

THE COMPANY:	KOR ELECTRONICS

	By:	/s/ Kevin Carnino
Name: Kevin Carnino
Title: President and Chief Executive Officer

[Signature Page to Merger Agreement]

SECURITYHOLDERS’ REPRESENTATIVE:	SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Securityholders’ Representative

	By:	/s/ Paul Koenig
Name: Paul Koenig
Title: Managing Director

[Signature Page to Merger Agreement]